UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in Its Charter)

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BIGLARI HOLDINGS INC.
175 East Houston Street, Suite 1300
San Antonio, Texas  78205

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

November 5, 2010

To the Shareholders of Biglari Holdings Inc.:

You are cordially invited to attend a special meeting (the “Special Meeting”) of the shareholders of Biglari Holdings Inc. (the “Corporation”), to be held at Plaza Club San Antonio, 100 W. Houston, Suite 2100, San Antonio, Texas 78205, on November 5, 2010, at 3:30 p.m., CDT, for the following purposes:

1.
To approve, for purposes of Section 162(m) of the Internal Revenue Code of 1986, the Amended and Restated Incentive Bonus Agreement with the intent of preserving the tax deductibility to the Corporation of the compensation payable thereunder

2.	To consider and act upon one People for the Ethical Treatment of Animals (PETA) shareholder proposal, if properly presented at the Special Meeting

3.	To transact such other business as may properly be brought before the Special Meeting or any adjournment or postponement thereof

The Board of Directors of the Corporation (the “Board”) has approved and declared desirable the proposal to APPROVE the Amended and Restated Incentive Bonus Agreement and has recommended that shareholders vote AGAINST the PETA proposal, if the proposal is properly presented at the Special Meeting.

The Board has fixed the close of business on October 8, 2010 as the record date for determining the shareholders that have the right to vote at the Special Meeting or any adjournment thereof.

You are requested to date, sign and return the enclosed proxy which is solicited by the Board.  A return envelope is provided which requires no postage if mailed in the United States.  If mailed elsewhere, foreign postage must be affixed.

By order of the Board of Directors

 /s/ Sardar Biglari

Sardar Biglari,
Chairman and Chief Executive Officer
San Antonio, Texas
September 29, 2010

If you plan to attend the meeting:

If you are a shareholder of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed proxy card, because you must present this ticket to be admitted to the meeting.  Each shareholder will be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders who do not present an admission ticket will need to present proof of ownership of shares.  Those shareholders holding shares in brokerage accounts will need to bring a copy of a brokerage statement, a legal proxy, or a letter from the broker confirming ownership of Biglari Holdings Inc.’s shares.  Registration will begin at 2:00 p.m. CDT.  Cameras, recording devices, and other electronic devices will not be permitted at the meeting. Please note that the question and answer session of the special meeting will be limited to agenda topics; this procedure contrasts with the annual meeting in which the Company’s standing practice is to allow for a question and answer session without limitation and which can last several hours.

BIGLARI HOLDINGS INC.
175 East Houston Street, Suite 1300
San Antonio, Texas  78205

PROXY STATEMENT FOR

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 5, 2010

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Biglari Holdings Inc. (hereinafter “we”, “our”, “BH”, “Corporation” or “Company”) of proxies in the accompanying form for the Special Meeting of Shareholders to be held at Plaza Club San Antonio, 100 W. Houston, Suite 2100, San Antonio, Texas 78205, on November 5, 2010, at 3:30 p.m., CDT, and at any adjournment or postponement thereof (the “Special Meeting”).  This proxy statement and the enclosed form of proxy are first being sent to shareholders on or about October 11, 2010.

Solicitation of proxies may be made by mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers and other employees of the Corporation who will receive no additional compensation for this service.  In addition, the Corporation has engaged Morrow & Co., LLC (“Morrow”) to act as our proxy solicitation agent.  Morrow will be paid a fee of $6,000 and will be reimbursed for disbursements made on our behalf.  You may obtain information from Morrow as follows: 470 West Avenue—3rd Floor, Stamford, CT  06902; banks and brokerage firms, please call (203) 658-9400; shareholders please call (800) 607-0088.  The cost of preparing, printing and mailing this proxy statement and the accompanying form of proxy, and the cost of soliciting proxies related to the Special Meeting, will be borne by the Corporation.  The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of the common stock, stated value $0.50 per share (the “Common Stock”), of the Corporation.

The Board of Directors has fixed the close of business on October 8, 2010 as the record date for determining the shareholders that have the right to vote at the Special Meeting (the “Record Date”).  As of September 27, 2010, the Corporation had outstanding and entitled to vote 1,433,397 shares of Common Stock.  Each share of Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders of the Corporation.  Only shareholders of record at the close of business on the Record Date are entitled to vote at the Special Meeting.

The presence at the Special Meeting, in person or by proxy, of the holders of Common Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business.  Approval of Proposal 1 requires the affirmative vote of a majority of the shares of Common Stock present and cast on this proposal.  Approval of the shareholder proposal requires that it be properly presented at the Special Meeting and that more votes are cast in favor of the proposal than are cast against it.  Abstentions and broker non-votes will be counted as present and entitled to vote and included for purposes of determining whether a quorum is present at the Special Meeting.  Abstentions and broker non-votes will not count as votes cast for the proposals and, accordingly, will have no effect on the outcome of the proposals.

Shareholders that submit a proxy may revoke their proxy or change their vote at any time prior to the Special Meeting by: (1) sending a written revocation to the Secretary of the Corporation; (2) submitting a new proxy bearing a later date in accordance with the instructions on your proxy card or provided by your broker or bank; or (3) attending the Special Meeting and voting your shares in person.  Shareholders who send in proxies but attend the Special Meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

Under Indiana law, our shareholders are not entitled to appraisal rights or other similar rights in connection with any of the proposals to be voted upon at the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON NOVEMBER 5, 2010.

The Proxy Statement for the Special Meeting of Shareholders to be held on November 5, 2010 is available at www.biglariholdings.com/specialmeeting.

PROPOSAL ONE:

APPROVAL OF THE TAX DEDUCTIBILITY WITHIN THE

AMENDED AND RESTATED INCENTIVE BONUS AGREEMENT

The Governance, Compensation and Nominating Committee (the “Committee”), which consists entirely of outside, non-employee directors of the Corporation, has approved, subject to shareholder approval, and recommends to our shareholders the approval of the Amended and Restated Incentive Bonus Agreement attached to this proxy statement as Annex A (the “Incentive Agreement”). The Company delayed the Special Meeting, which was previously scheduled for August 24, 2010, to consider and respond to certain suggestions from the Company’s shareholders and clarify misinformation about the proposed Incentive Agreement.  We are asking shareholders to approve the Incentive Agreement only for the purpose of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Sanctioning the Incentive Agreement will enable the Company to preserve the tax deductibility of the compensation payable under the Incentive Agreement.

Questions and Answers Regarding the Proposal

Shareholder Suggestions Incorporated into the Incentive Agreement

Q:	Why did the Company delay the Special Meeting originally scheduled for August 24, 2010?

A:
The Company delayed the Special Meeting in order to correct misinformation about the proposed Incentive Agreement, address questions raised by shareholders and proxy advisory firms, and incorporate certain shareholder suggestions. The Company views its shareholders as true partners in the business and wants their questions and suggestions to be considered fully, clearly, and accurately.

Q:	How has the Incentive Agreement been modified to incorporate shareholder feedback since the postponement of the August 24, 2010 Special Meeting?

A:
In response to shareholder suggestions, two principal adjustments have been made to the Incentive Agreement: (a) the performance hurdle has been raised from 5% to 6% annual adjusted book value growth and (b) incentive payments have been capped at $10 million per annual performance cycle.  In addition, to ensure that the Company’s shareholders have an opportunity to review and approve material changes to the Incentive Agreement, the Incentive Agreement has been modified to require shareholder approval of any future amendments that would materially increase benefits to Mr. Biglari.

Potential Payments under the Incentive Agreement

Q:	What are the minimum and maximum payments under the Incentive Agreement?

A:
There will be no payments under the Incentive Agreement unless annual adjusted book value growth exceeds 6% over the previous high water mark.  The maximum payment for any fiscal year cannot exceed $10.0 million.

Q:	What is the relationship between pay and performance under the Incentive Agreement and in relation to the Company’s peer group?

A:
Assuming a starting adjusted book value of $300 million, in the first year the Incentive Agreement would be governed by the following tenets: (1) Unless the Company’s adjusted book value growth exceeds 6%, Mr. Biglari would not be entitled to receive any compensation, and his total remuneration would be among the lowest of the Company’s peer group. (2) If the Company’s adjusted book value growth equals 10%, which represents the Company’s annual performance goal, Mr. Biglari would receive $3.0 million, and his total remuneration would be in the 41st percentile of the peer group. (3) If the Company’s adjusted book value growth equals or exceeds approximately 19.3%, Mr. Biglari would receive no more than $10.0 million, and his total remuneration would be in the 85th percentile of the peer group.

From fiscal 2006 to 2009, the Company’s annual adjusted book value growth averaged approximately 3%.  The table below sets forth potential future incentive payments to Mr. Biglari in the first year under the Incentive Agreement in view of the Company’s historical performance and the relationship of those payments to the Company’s adjusted book value growth:

	Adjusted Book Value Growth		Incentive Payment to CEO *
Performance Level	Growth %	Value Created *	Payment Amount	Payment as a % of Adjusted Book Value Growth
--	12%	$36,000,000	$4,500,000	12.5%
--	11%	$33,000,000	$3,750,000	11.4%
Target	10%	$30,000,000	$3,000,000	10.0%
--	9%	$27,000,000	$2,250,000	8.3%
--	8%	$24,000,000	$1,500,000	6.3%
--	7%	$21,000,000	$750,000	3.6%
Threshold	6%	$18,000,000	$0	0.0%
--	5%	$15,000,000	$0	0.0%
--	4%	$12,000,000	$0	0.0%
* assumes starting adjusted book value of $300 m

Misconceptions about the Incentive Agreement

Misconception:
“Most of the restaurant-based peer companies use operating income, restaurant sales growth or earnings before interest, tax, depreciation and amortization. The use of book value growth does not appear to be relevant in the restaurant business.”  (Source: ISS Proxy Advisory Services, August 5, 2010)

Clarification:
The Company is not a pure-play restaurant enterprise; rather it is a diversified holding company whose operating subsidiaries are principally engaged in both  the operating of restaurants and investment management.  The Company’s long-term success hinges on its ability to generate cash flow and to reallocate that capital profitably.  Mr. Biglari’s role as Chairman and CEO of the Company necessitates his creating and sustaining shareholder value by increasing the profitability of the Company’s operating subsidiaries and maximizing the return on all Company investments.  Mr. Biglari is Chief Executive Officer of Biglari Holdings as well as its major operating subsidiaries: Steak n Shake Operations, Inc., Western Sizzlin Corp. and Biglari Capital Corp. Progress on both of these objectives – operations and investments – is best reflected in the Company’s adjusted book value growth.  A different measure of profitability or returns would not encompass the Company’s total investment performance, whereas adjusted book value growth captures both net income and other comprehensive income, which includes unrealized gains and losses on investments.  The Committee therefore determined that adjusted book value is the most complete and logical way to measure the long-term economic value added to the Company by its operating and investment activities.

Misconception:
“…the company's book value may increase at the expense of shareholders. For example, the company could conduct a rights offering and raise capital, which would increase book value without increasing the company's market value.”  (Source: Institutional Shareholder Services Proxy Advisory Services, August 5, 2010)

Clarification:
A core principle of the Incentive Agreement is that compensation should be paid only when true economic gains benefit the Company and its shareholders.  Adjusted book value includes only items that add economic value to the Company, such as gains and losses from operations and realized or unrealized gains and losses from investments.  It excludes items that are not indicative of true economic performance, such as the impact of dividends, share issuances or buybacks, including rights offerings, and other factors in accordance with Exhibit A to the Incentive Agreement.  In addition, the Committee exercises final approval of the annual adjusted book value calculation to ensure that Mr. Biglari’s compensation is based solely on the Company’s economic performance.  The reason for adjusting book value is to avoid compensation for noneconomic gains.

Misconception:	“It appears that the adjusted book value metric may be easily manipulated without aligning with long-term shareholders' interests.” (Source: ISS Proxy Advisory Services, August 5, 2010)

Clarification:
The adjusted book value metric is designed to prevent misalignment with shareholder interests. Adjusted book value is calculated from the actual financial results of the Company.  The adjusted book value growth metric cannot be easily manipulated because the Incentive Agreement limits the items included in the actual calculation of adjusted book value of the Company only to those that represent true economic gains for the Company and its shareholders.  In addition, the Committee has sole responsibility for monitoring and administering the Incentive Agreement, which includes the final and binding determination of the annual adjusted book value calculation to make certain that alignment with shareholders’ interests clearly exists.

Misconception:
“…it is unclear the current and future profitability of the Lion Fund and embedding [Mr. Biglari’s] lost opportunity cost into his Agreement may not be appropriate, in light of his combined Chairman & CEO role at the company.”  (Source: ISS Proxy Advisory Services, August 5, 2010)

Clarification:
The Company’s growing asset management business is a cornerstone of its long-term strategy to maximize shareholder value creation.  The Company views its acquisition from Mr. Biglari of Biglari Capital Corp. (“BCC”), the general partner of The Lion Fund, L.P. (“Lion Fund”), as a sensible springboard to develop the Company’s investment business.  It also gives the Company an immediate, new source of earnings in the form of fund management fees.  As Chairman and CEO of BH, Mr. Biglari will continue to be responsible for investing, managing and growing the Company’s investment funds, encompassing also the development of the asset management business. The Committee believes the Incentive Agreement is appropriate, competitive and aligned with performance independent of the Lion Fund transaction. But the Committee has incorporated a cap on compensation and increased the hurdle rate because shareholders are uncertain of the development of asset management business. Thus, such revisions should remove such uncertainty.

Misconception:	“…based on our current earnings projections, [Mr. Biglari] stands to pocket about $7.5 million — one-quarter of total profits— this year.” (Source: ValueLine Survey Page, June 4, 2010)

Clarification:
ValueLine miscalculated the hypothetical incentive payment.  Using ValueLine’s own estimates (on which the Company does not opine) of projected 2010 book value ($310 million) and net profits ($21 million) for Biglari Holdings, ValueLine significantly overstated the incentive payment.  Using the prior 5% hurdle rate, this level of performance would have resulted in an incentive payment of approximately $1.0 to $1.6 million — not $7.5 million.  Miscalculations were made by several analysts and relied upon by proxy advisory services. The Committee believes this error in the figures contributed to misunderstandings of the Incentive Agreement.

Other Questions

Q:	Does the Committee have the authority to ensure that the Incentive Agreement remains aligned with Company performance and shareholder interests?

A:
Yes, the Committee, which is comprised exclusively of outside, non-employee directors, has sole authority for monitoring and administering the Incentive Agreement.  This official permission includes final authority over the calculation of adjusted book value and incentive payments.  The Committee may also recommend amendments to the Incentive Agreement.  Any amendment that would materially increase the benefits to Mr. Biglari, including any amendment that would reasonably be expected to increase his incentive compensation, must be approved by shareholder vote.

Background of the Proposal

Biglari Holdings Inc. (“BH”, the “Company” or the “Corporation”) has been restructured as a diversified holding company whose objective is to maximize per-share intrinsic value through investments, acquisitions, and subsidiary operations. The Company’s most important operating subsidiaries are engaged in investment management and the franchising and operating of restaurants. All investment and capital allocation decisions are made for the Company by Sardar Biglari, Chairman and Chief Executive Officer of the holding company and its main operating subsidiaries.

In addition, Mr. Biglari has also served as the Chairman and Chief Executive Officer of BCC since its inception in 2000. BCC is the general partner of the Lion Fund. The Lion Fund is a private, professionally managed investment fund whose objective is to achieve above-average, long-term growth of capital. All investment and capital allocation decisions are made for the Lion Fund by Mr. Biglari, Chairman and Chief Executive Officer of BCC.

On April 30, 2010, the Company announced that it had entered into an agreement with Mr. Biglari to purchase his entire interest in BCC for $1.00, exclusive of the adjusted capital balance of BCC through the date. The majority of the proceeds from the adjusted capital balance — net of taxes — Mr. Biglari reinvested in the Lion Fund, thereby increasing his investment as a limited partner. His reinvestment in the Lion Fund came on the same valuation date, April 30, 2010.

The transaction was approved on behalf of the Company by the Governance, Compensation and Nominating Committee of the Board of Directors of the Company, which is composed of outside, non-employee directors. In the course of reaching its decision concerning the BCC acquisition, the Committee acknowledged the Company’s strategic interest in building its asset management business as part of the Company’s overall corporate plan of owning businesses in whole or in part with the expectation of producing high risk-adjusted returns. The inclusion of the Lion Fund is a principal element for the pursuit of BH’s strategy since it provides a source of capital for investment. The Committee believes that Mr. Biglari is integral to developing the investment management business and creating long-term value through the holding company structure. Further, the Committee was and still is convinced that it was critical for Mr. Biglari to focus exclusively on BH’s long-term interests and that potential conflicts arising from his BCC relationship should be eliminated.

Therefore, the Committee considered a wide range of factors, including, among others, its judgment that combining the operations of the Corporation and of the Lion Fund would more closely harmonize the interests of the Corporation’s public shareholders and the Lion Fund’s limited partners. The Committee firmly believes its decision is further supported by potential long-term efficiencies that can be achieved as a result of the combined capital resources of the Corporation and of the Lion Fund, including the potential to seek investments in target companies which could garner higher returns on the investments. The Company is committed to growing its asset management business. Mr. Biglari and the acquisition of BCC are vital to fulfilling the Company’s plans to enlarge its asset management division. Moreover, the Committee recognizes that the value of the Company’s shares is directly attributable to Mr. Biglari’s decisions in capital allocation and management of the restaurant operations.

In light of BH’s restructuring as a diversified holding company, its new business strategy, and the Lion Fund transaction, Mr. Biglari’s duties have increased substantially after he initially joined the Company. Since Mr. Biglari assumed the CEO position, he has led the major turnaround of the Steak n Shake restaurant chain, reduced debt, enlarged sales, reduced expenses, increased operating and free cash flow, improved operating margins, improved working capital management, orchestrated the transformation of the Company, and generated investment profits for the Company. During this progress, he has created significant shareholder value in a recessionary environment coupled with a period of negative equity returns. In recognition of Mr. Biglari’s expanded and significant role as well as his agreement to fold BCC into BH, the Committee decided to redesign his compensation arrangement to coincide more sensibly with his numerous operating and capital-allocation responsibilities. Furthermore, the Company and the Committee espouse a results-oriented, pay-for-performance incentive system that reflects its entrepreneurial culture. To assure a fair, objective, and reasoned compensation system, the Committee retained Towers Watson to assist in formulating an appropriate incentive compensation arrangement. The Committee firmly believes it has designed a compensation system that is rational, innovative, and equitably aligned with shareholder interests. In essence, the rationale underlying the remuneration plan emphasizes that pay is based upon performance, is in line with the compensation paid by the Company’s peer group, and has resulted in the BCC acquisition. The Company entered into the Incentive Agreement with Mr. Biglari on April 30, 2010.

To address concerns expressed by certain shareholders and proxy advisory firms regarding the compensation payable to Mr. Biglari under the Incentive Agreement, the Company and Mr. Biglari amended the Incentive Agreement on September 28, 2010 to: (a) increase the amount by which the Company’s adjusted book value must grow in each fiscal year before Mr. Biglari is entitled to receive an incentive payment thereunder from 5% to 6%; (b) limit the amount of the incentive payment that may be paid to Mr. Biglari with respect to any fiscal year to $10 million; and (c) require that any amendment to the Incentive Agreement that would materially increase the benefits to Mr. Biglari thereunder must be approved by the affirmative vote of a majority of the shares present and cast on any such proposal at a meeting called for such purpose.

The Economic Terms of the Incentive Agreement

The following summary encapsulates the major economic provisions of the Incentive Agreement, a copy of which is attached to this proxy statement as Annex A. Shareholders are urged to read the text of the Incentive Agreement in its entirety.

Incentive Formula. The Incentive Agreement establishes a performance-based annual incentive payment to Mr. Biglari contingent on the growth of the Corporation’s adjusted book value in each fiscal year. If the Corporation exceeds a 6% annual adjusted book value growth hurdle, Mr. Biglari would receive incentive compensation equal to 25% of the Corporation’s growth in adjusted book value in excess of that measuring point. For purposes of the Incentive Agreement, the Corporation’s book value is determined by the Corporation’s net income and other comprehensive income, on a consolidated basis, excluding dividends, shares issuances or buybacks, and other factors unrelated to Mr. Biglari’s exhibited performance. For example, share issuances for the acquisition of businesses or assets, in and of themselves, will not increase Mr. Biglari’s incentive compensation for any year or any successive years. Thus, the pay is linked to economic progress. Calculation of increased book value and the incentive compensation payments to Mr. Biglari under the Incentive Agreement are subject to the approval of the Committee. Payments to Mr. Biglari under the Incentive Agreement will not exceed $10 million with respect to any one-year performance period.

High Water Mark. Under the Incentive Agreement, Mr. Biglari will not receive incentive compensation under the Incentive Agreement unless the Corporation’s book value exceeds the previous highest level in book value, or the “high water mark,” plus a 6% growth in book value, i.e., the hurdle rate (which has been corrected in the Incentive Agreement attached as Annex A to this proxy statement to clarify that the hurdle rate is not cumulative). As such, in a fiscal year in which book value declines, the marker for subsequent fiscal years will require the complete recovery of the deficit from the last high water mark plus attaining the stated 6% hurdle rate before Mr. Biglari is eligible for a bonus.

Purchase of Common Stock.  The Incentive Agreement provides that Mr. Biglari will use an amount equal to at least 30% of his annual pre-tax incentive compensation to purchase shares of BH’s common stock on the open market within 120 calendar days of his receipt of such payment, subject to restrictions under the Corporation’s insider trading policy. This requirement represents approximately 50% of his after-tax incentive compensation. Mr. Biglari is then required to hold such shares for a minimum of three years from the date of purchase, subject to the terms of the Incentive Agreement.

Compensation Objectives

In reaching its decision to approve the Incentive Agreement, the Committee determined that the agreement satisfied each of the objectives it set below. Mr. Biglari’s compensation arrangement was tailored to fulfill the following seven objectives:

1.
Alignment with Shareholders – Mr. Biglari’s interests should be aligned with those of the shareholders. He should have a strong economic incentive to build long-term business value and thereby create shareholder value.

The Incentive Agreement is devised to spur sustainable growth in adjusted book value. The Committee adheres to the principle that return on equity from operations along with investment gains are the primary drivers of the overall value of the Company; therefore, Mr. Biglari’s compensation would be correlated with such value. The Incentive Agreement is symmetrical: The lower the performance, the lower the pay; the higher the performance, the higher the pay. As described in more detail later in the proxy statement, the Committee designated adjusted book value growth as the best measure of sustained value creation because it includes operating earnings/losses as well as unrealized gains/losses on investments. The high water mark, stock purchase requirement, and three-year holding constraints are incorporated to underscore the long-term orientation of the plan. In addition, Mr. Biglari has the majority of his net worth placed in the Company’s stock — and has committed to maintaining such a position — which ensures that his decisions will be made with a long-term view. Consequently, the alignment test is satisfied because Mr. Biglari participates in both the upside and downside of the Company’s performance.

2.
Appropriateness – Mr. Biglari should be compensated for his combined responsibilities as Chairman and Chief Executive Officer of a diversified holding company. His compensation should acknowledge and be in keeping with the expansion of his responsibilities from the time he joined the Company. His total remuneration should be commensurate with or below that of executives at other like companies.

Under the Incentive Agreement, Mr. Biglari’s compensation, based on the Company’s annual adjusted book value growth goal of 10%, would be competitive with or lower than that of a group of similarly situated chief executives, with the opportunity to earn additional compensation based on exceptional performance by the Company. The Committee analyzed the shareholders’ returns and the remuneration of chief executives of other restaurant companies as well as a peer group consisting of the remuneration of chief executives of a blend of restaurant companies and asset management/diversified companies. The Committee also analyzed the historical book value returns of both BH and the S&P 1500 to judge compensation potential under various scenarios. The Committee, through its analyses, is confident that the proposed compensation appropriately remunerates Mr. Biglari for his role and obligations, which is also in-line with the compensation of chief executives in the peer group.

3.
Equitability concerning Lion Fund Transaction – Mr. Biglari’s compensation should, at least partially, be viewed in light of the opportunity cost and remuneration which he gave up through the Lion Fund transaction.

The Committee believes that the Incentive Agreement for Mr. Biglari is competitive with or below that of the peer group, based on the Company’s annual adjusted book value growth goal of 10%, without factoring in the material benefits of the Lion Fund transaction to the Company and its costs to Mr. Biglari. However, once the Lion Fund is taken into account for both its direct potential for gain in earnings and indirectly for Mr. Biglari’s contribution in advancing the asset management business, the Committee recognizes the value that it believes Mr. Biglari will create for the Company. The Committee also realizes that Mr. Biglari is giving up a personal income stream as a result of the Lion Fund transaction. It views the Incentive Agreement both as competitive and in recognition of the lost opportunity cost to Mr. Biglari when he sold his investment company to BH for $1.00 (exclusive of adjusted capital balance). As sole shareholder of BCC, Mr. Biglari was entitled to 25% of the fund’s investment income above a 5% hurdle. Yet because of the BCC acquisition, the Company is currently the sole shareholder of BCC and is therefore entitled to its earnings.

4.
Pay for Performance – The compensation program should correlate pay with performance. Common pay vehicles like discretionary bonuses, stock options, time-vested shares, perquisites, and benefits should be eliminated because the Committee believes that these conventional incentives (e.g., stock options, restricted stock, etc.) do not closely relate to shareholder value creation.

The members of the Committee believe that the Incentive Agreement is straightforward because it is cash based and is logical because it is tied to the performance of the Company. Most CEOs of public companies receive compensation, in addition to base salary, that is not altogether performance based; this additional pay may include discretionary bonuses, stock options, time-vested shares, or other similar perquisites and benefits. However, the Company put a moratorium on the issuance of stock options because, in its opinion, options link pay to stock price volatility, which may not be associated with the performance of the Company. Consequently, the Committee believes that the Incentive Agreement is much more performance-oriented than the traditional executive compensation model. This kind of arrangement, in the Committee’s viewpoint, is right for BH.

5.
Reduction of Conflicts of Interests – Mr. Biglari should focus on BH’s long-term success. The potential for conflicts of interest arising over Mr. Biglari’s compensation arrangement with BCC should be nullified.

Potential conflicts are mitigated and/or avoided by the consolidation of Mr. Biglari’s sources of income under a single compensation program. Mr. Biglari was earning higher pay through BCC than he was through the Company. After the Company’s acquisition of BCC, Mr. Biglari’s business and investment activities are now conducted through the Company for the benefit of all its shareholders and partners.

6.	No Dilution of Shareholder Ownership – The compensation program should not increase the number of shares outstanding, which would dilute a shareholder’s ownership in the Company.

Instead of delivering a portion of Mr. Biglari’s incentive pay directly in shares or derivatives of shares, which would increase the number of outstanding shares, he will be required to allocate at least 30% of his pre-tax incentive payments (or approximately 50% on an after-tax basis) to purchase shares on the open market. The Company’s policy is to limit increases in number of shares outstanding except in cases of issuing stock in acquisitions or for the raising of equity capital.

7.	Mitigation of Risks – The compensation program should not create undue risks to the Company and should be able to limit potential hazards.

The Incentive Agreement was specifically designed to mitigate and/or prevent risks with compensation. The Incentive Agreement incorporates adjustments to book value for share buybacks, share issuances, accounting adoptions, etc. to prevent remuneration beyond Mr. Biglari’s performance. (Adjustments to book value, for instance, would include such circumstances as gains on a bargain purchase price arising from the application of SFAS 141 (R) to a business acquisition.) In essence, the spirit of the Committee’s plan is to make adjustments to book value so that Mr. Biglari is not compensated for noneconomic gain. Furthermore, the Committee believes that the risk of Mr. Biglari’s taking action to boost short term growth in book value at the detriment of the long-term health of the Company is vitiated by the fact that the majority of his net worth lies in the Company’s stock. In addition, his three-year stock holding requirement, along with the high-water mark tenet, is intended to promote substantial and sustainable shareholder value.

The Committee deems that the Incentive Agreement has fulfilled the above objectives and, most important, has structured a proper pay-for-performance arrangement to compensate Mr. Biglari, who is singularly accountable for the overall performance of the Company. The Committee believes that the Incentive Agreement is in the best interests of the Company’s stockholders. The Committee, which consists entirely of independent directors, has sole authority for monitoring and administrating the Incentive Agreement.

Book Value vs. Intrinsic Value vs. Market Value

Book value is akin to shareholders’ equity or net worth, computed as assets minus liabilities. Book value is a construct of the past, based on what shareholders have invested and reinvested in the business. This value represents the capital that management has to invest. Book value will increase by the retention of earnings and unrealized gains on marketable securities (after the effect of income tax, reflecting the amount of taxes that would be paid if gains were realized). What concerns the Company’s management and board, however, is intrinsic value, a construct of the future based on the future cash flows from the business. The Committee’s belief is that the gain in per-share intrinsic value will eventually be reflected in the Company’s stock price. Because book value is easy to calculate whereas intrinsic value is subjective, the Committee has concluded that the gain in adjusted book value is a reasonable, albeit conservative, proxy for gain in intrinsic value. Thus, the Committee resolved that per-share book value growth is the most valid measure of the progress of the business because book value includes operating earnings/losses as well as unrealized gains/losses on investments. For the purposes of figuring the payment under the Incentive Agreement, adjustments are made to book value growth to reflect true economic gain; such modifications include the adoption of accounting provisions, share buybacks, share issuances, dividends, and other miscellaneous non-performance items.

Shareholder Return/Remuneration Linkage

Mr. Biglari is the only person at the Company with managerial responsibility for BH’s entire business. The Incentive Agreement is structured to connect Mr. Biglari’s pay to his accomplishments. It is the Company’s viewpoint that no better barometer of value creation exists over the very long haul than stock price. The Company will measure over the very long term its stock price compared to the S&P 500 Index in order to assess the level of value added by Mr. Biglari.

When Mr. Biglari assumed the CEO position on August 5, 2008, the Company’s stock was $144.00 (split adjusted) and the S&P 500 Index stood at 1,285. As of June 15, 2010, BH’s stock price was $320.82 versus 1,115 for the S&P. The Committee maintains that BH’s stock price on August 5, 2008 reflected that the Company was in a precarious business and financial position.

Relative Shareholder Returns

	August 5, 2008	June 15, 2010	Gain/Loss

Company’s Stock Price	$144	$321	123%

S&P 500 Index	1,285	1,115	(13)%

Peer Group Analysis

When designing Mr. Biglari’s incentive arrangement, the Committee examined carefully market data provided by Towers Watson regarding the total remuneration of chief executives in a peer group of 36 companies, which consisted of restaurants, asset managers, and diversified holding companies. These executives carried out responsibilities similar in scope to Mr. Biglari’s. The peer group was composed of 18 quick-service and casual-dine restaurants and 18 asset management firms and diversified holding companies. The Committee believes both types of companies that comprise the peer group are appropriate comparisons given Mr. Biglari’s dual responsibilities and duties, which encompass restaurant operations and capital allocation and investment management.  The Committee concluded that Mr. Biglari’s compensation, based on the Company’s annual adjusted book value growth goal of 10%, should be comparable to or below the total remuneration of chief executives of both restaurants and investment capital firms, with the opportunity to earn higher levels of compensation based on exceptional performance by the Company.

Because of the Company’s strategic direction and business model, the Committee reviewed the pay practices and fee structures of a broad group of investment companies. The most common type of incentive arrangement was based on a percentage of returns or gains above a predetermined hurdle rate. The Committee noted that this type of arrangement resembled Mr. Biglari’s compensation arrangement as Chairman and Chief Executive of BCC prior to the Lion Fund transaction.

While the full peer group, in the Committee’s opinion, is more reflective of Mr. Biglari’s responsibilities, the Committee acknowledged that in the last two years since Mr. Biglari assumed the roles of Chairman and CEO, the Company’s operations were concentrated in the restaurant sector; therefore, the Committee reviewed the value created under Mr. Biglari’s leadership compared to that of the restaurant industry.

The table below provides the two-year (2008 and 2009) aggregate and average total remuneration and stock price return for the period August 5, 2008 through June 15, 2010 for the 18 restaurant-based peer companies.  This review period begins at the date of Mr. Biglari’s appointment as CEO.

Company	Total Shareholder Return from August 5, 2008 thru June 15, 2010	Aggregate 2008 & 2009 Total Remuneration	Average 2008 & 2009 Total Remuneration

Biglari Holdings	123%	$1,242,749	$621,375
Chipotle	111%	$14,232,869	$7,116,435
Cracker Barrel	95%	$8,189,971	$4,094,986
Landry's	72%	$6,520,212	$3,260,106
Cheesecake Factory	68%	$5,577,345	$2,788,673
Panera Bread	67%	$5,511,033	$2,755,517
Texas Roadhouse	46%	$5,068,800	$2,534,400
Ruby Tuesday	44%	$13,248,927	$6,624,464
DineEquity	41%	$2,923,209	$1,461,605
California Pizza Kitchen	22%	$2,722,661	$1,361,331
Bob Evans	1%	$5,789,109	$2,894,555
Dennys	0%	$4,681,111	$2,340,556
CKE Restaurants	-1%	$12,951,968	$6,475,984
Domino's Pizza	-3%	$5,998,383	$2,999,192
Jack in the Box	-5%	$15,815,492	$7,907,746
Papa John's	-15%	$2,919,643	$1,459,822
Wendy's / Arby's Group	-18%	$8,955,744	$4,477,872
Red Robin	-22%	$4,807,113	$2,403,557
Sonic	-39%	$2,520,463	$1,260,232

Note: Total remuneration as reported in the most recent Summary Compensation Table of each peer company.  The shareholder return performance data assumes reinvestment of dividends.

The table above shows that BH has yielded the highest stock price return among the restaurant-based peer companies during this time while, in contrast, the remuneration for Mr. Biglari was the lowest. Although the Committee believes that a blended peer group is more appropriate, it noted that under the incentive formula, Mr. Biglari’s total remuneration would be in line with the restaurant peer group norms.

Without factoring in the Lion Fund’s contribution, under the incentive formula, Mr. Biglari’s total remuneration will be in the lower half of the 36 company peer group norms when the Company’s annual book value growth is less than 12%. His compensation will be in the bottom quartile of the peer group when advances in annual book value are below 9% and it will only reach the top quartile of the peer group when book value growth reaches nearly 17%. The following table shows the expected relationship between Mr. Biglari’s total remuneration and the Company’s annual book value gain in the first year of the Incentive Agreement, assuming a starting adjusted book value of $300 million:

Annual Adjusted Book Value Growth	Percentile of 10-Year S&P 1500 Historical Achievement	Estimated Resulting Total Remuneration for Mr. Biglari: (Percentile of Peer Group Total Remuneration)
20%	72nd	85th
19%	70th	83rd
18%	69th	81st
17%	67th	78th
16%	65th	70th
15%	62nd	67th
14%	60th	64th
13%	58th	55th
12%	56th	50th
11%	53rd	45th
10%	51st	41st
9%	48th	25th
8%	45th	9th
7%	43rd	3rd
6%	40th	Lowest
5%	37th	Lowest
4%	35th	Lowest
3%	32nd	Lowest
2%	30th	Lowest
1%	28th	Lowest
0%	26th	Lowest

As the table indicates, the Incentive Agreement has been mapped so that Mr. Biglari’s compensation will be relative to performance and peer group remuneration. Mr. Biglari’s total earnings will be the lowest of the peers’ when BH’s yearly book value growth is equal to or below 6%.  If BH’s annual book value growth were to equal the past 10-year median of the S&P 1500 (roughly 10%), Mr. Biglari’s total earned compensation (base salary plus incentive compensation payment) would be near the 41st percentile of the peer group’s remuneration.

The Committee also considered BH’s historical and potential book value growth.  As previously discussed, threshold book value must grow more than 6% to trigger incentive payments. However, total remuneration will not be competitive with the peer group median until annual book value growth reaches 12%. Over the past three years, BH’s annual adjusted book value growth has been below the 6% threshold. Furthermore, had the Incentive Agreement been in effect since 2001, Mr. Biglari’s average annual incentive payment would have been below the 25th percentile of peer group pay (and at the 25th percentile of the restaurant-based peer group) and, with respect to fiscal 2009, Mr. Biglari would not have received an incentive bonus payment as the Company’s adjusted book value growth did not exceed the 6% hurdle rate. The recent history of BH’s book value growth suggests that to achieve 12% or higher annual growth rates will be a challenge. (In addition, the Company’s adjusted book value gains have historically lagged behind growth in book values.) Because the Company has delegated capital allocation responsibility to Mr. Biglari and because the Company’s strategy is to redeploy its cash with flexibility, the improvement in adjusted book value will be predicated on the effectiveness of Mr. Biglari’s allocation of capital.

Notwithstanding the aforementioned, in the Committee’s opinion, the analysis of compensation without factoring in the acquisition of BCC would be incomplete. The Committee believes that growing BH’s asset management business is a critical element of the Company’s long-term strategy. Folding the Lion Fund into BH was an essential factor in putting in play the Company’s plan to build the Company’s asset management business. As the investment manager of the Lion Fund and steward of its 10-year track record, the Committee views Mr. Biglari as essential to successfully enlarging the asset management business. Furthermore, Mr. Biglari relinquished a valuable income stream to BH by giving up his claim on fees generated by BCC. When contemplating the terms of the Incentive Agreement, the Committee recognized the long-term advantages of Mr. Biglari’s folding the Lion Fund into BH. Consequently, the Committee examined the implications of the Lion Fund transaction:

Lost Remuneration and Opportunity Cost to Mr. Biglari. Under his fee arrangement with BCC, Mr. Biglari received 25% of the Lion Fund’s investment income above a 5% return over the prior high water mark. Since the fund’s inception, the Lion Fund’s asset base has been growing, indicating that Mr. Biglari’s compensation would increase proportionately, assuming positive returns. Mr. Biglari gave up this significant personal income opportunity when the Lion Fund was folded into BH. This income will now flow directly to the Company for the benefit of all shareholders.

The following table projects Mr. Biglari’s potential compensation for managing the Lion Fund under his former arrangement with BCC. The analysis assumes a conservative capital infusion of $50 million over five years and annual returns of 12% to 20%, assumptions consistent with the history of the Lion Fund’s performance.

Investment Return	Projected BCC Fund Manager Income – $50 Million Capital Infusion ($M) *
	2011	2012	2013	2014	2015
12%	$1.1	$1.3	$1.6	$2.0	$2.4
15%	$1.5	$2.0	$2.5	$3.0	$3.7
17.5%	$1.9	$2.5	$3.2	$4.0	$4.9
20%	$2.4	$3.1	$4.0	$5.0	$6.2

*Analysis provided by KPMG.

Result of Lion Fund Transaction: the Hurdle Rate is Effectively Higher.  For Mr. Biglari to earn incentive compensation equal to the income opportunity he yielded to BH, the Company’s annual book value gain would need to range from 7.5% to 11.8%. This is the level of sustained annual book value growth requisite for Mr. Biglari to break even on the Lion Fund transaction. As a result, the effective hurdle rate of the Incentive Agreement is actually higher than 6%. The Company must attain adjusted book value growth of 13.8% to 16.1% to replace Mr. Biglari’s lost income stream and deliver total remuneration equal to the median of the peer group.

The following table shows the annual book value growth that is required to equal Mr. Biglari’s projected income as manager of the Lion Fund, without including any compensation he would have earned for his responsibilities to BH.

Annual Book Value Growth Required to Earn Equivalent Incentive Compensation

Effective Hurdle Rate
Investment Return	2011	2012	2013	2014	2015
12.0%	7.5%	7.6%	7.8%	8.1%	8.2%
15.0%	8.1%	8.5%	8.8%	9.1%	9.5%
17.5%	8.6%	9.1%	9.6%	10.1%	10.6%
20.0%	9.3%	9.9%	10.5%	11.1%	11.8%
*	Assumptions: $50 million in capital raised over the next five years; the fund’s annual returns ranging from 12% to 20%; BH’s total shareholder equity increment of 10% per annum.

The Committee feels confident that the incentive formula is a suitable stand-alone compensation for Mr. Biglari because it is consistent with that of the peer group and is results-oriented. The Committee also believes that the 6% hurdle rate, 25% sharing percentage and payment aspects of the Incentive Agreement are adequate, warranted, and reasonable in light of Mr. Biglari’s decision to provide BH a valuable, growing, and uncapped income stream that will serve as a springboard to develop an asset management business. It is the opinion of the Committee that, taken together, the Lion Fund transaction and the Incentive Agreement are in the best interests of BH’s shareholders.

The Committee believes that Mr. Biglari has created consequential value and that the Incentive Agreement would compensate him fittingly in relation to the value he creates for the Company. The Committee members steadfastly adhere to their collective judgment that the Incentive Agreement properly structures the environment for Mr. Biglari to pursue the goal of above-average returns for stockholders. As a corollary, the Committee believes that shareholders’ approval of the Incentive Agreement is critical to maximizing shareholder value. Consequently, the Committee has constructed an innovative system not because of its originality but because its members believe that it has set compensation in a manner that would accrue the optimal results for shareholders.

Termination Events Under the Incentive Agreement

The Incentive Agreement remains in effect as long as Mr. Biglari remains the Chief Executive Officer of the Company.  Mr. Biglari does not have an employment agreement with the Corporation, and the Incentive Agreement would not alter his at-will employment arrangement with the Company.

If, on or prior to the third anniversary of the Incentive Agreement, there is a change in control of the Corporation, Mr. Biglari is terminated by the Corporation without “cause” or Mr. Biglari resigns for “good reason,” Mr. Biglari has the option, exercisable within 30 days after the occurrence of any such event, to repurchase BCC from the Corporation for a purchase price equal to BCC’s adjusted capital balance, in its capacity as general partner of the Lion Fund, through the repurchase date, less any distributions in respect of such amount previously received by the Corporation.

If the option described in the preceding paragraph expires unexercised after three years, and after such time there is a change in control of the Corporation, Mr. Biglari is terminated by the Corporation without “cause” or Mr. Biglari resigns for “good reason,” Mr. Biglari will be entitled to receive a severance payment equal to 299% of the average annual cash compensation (consisting of his base salary and incentive compensation) paid to him since the date of the Incentive Agreement, subject to reduction to the extent necessary so that no portion of the severance payment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

In addition, the Incentive Agreement will terminate if the Company’s shareholders do not approve the agreement for purposes of Section 162(m) of the Internal Revenue Code at the Special Meeting.  If shareholder approval of the Incentive Agreement is not obtained, Mr. Biglari has the option, exercisable within 30 days after the Special Meeting, to repurchase BCC for a purchase price equal to the sum of (i) $1.00 plus (ii) an amount equal to BCC’s adjusted capital balance, in its capacity as general partner of the Lion Fund, through the repurchase date, less any distributions in respect of such amounts previously received by the Corporation.

If the Incentive Agreement is not approved by shareholders and terminates, the Committee will consider developing and entering into a future performance-based compensation agreement with Mr. Biglari, with terms and conditions to be established.  Such an agreement may not be subject to shareholder approval.  If such an agreement were to be entered into, compensation payable to Mr. Biglari in excess of $1,000,000 would generally not be deductible by the Company for income tax purposes.

Reason for Shareholder Approval

Section 162(m) generally disallows a federal income tax deduction to any publicly held corporation for compensation to the principal executive officer, principal financial officer, or any of the three other most highly compensated executive officers in excess of $1 million in any taxable year. Payments made pursuant to the Incentive Agreement, however, are intended to qualify as “performance based compensation,” eligible for continued deductibility with shareholder approval. To preserve the tax deductibility of such compensation, the Corporation is seeking approval of the Amended and Restated Incentive Bonus Agreement and the material terms of the performance goals thereunder.

Vote Required

If a quorum of shareholders is present, the affirmative vote of a majority of the shares of Common Stock present and cast on this proposal is required to approve the Incentive Agreement.

Our Board of Directors recommends that shareholders vote FOR approval of the Incentive Agreement.

PROPOSAL TWO:

SHAREHOLDER PROPOSAL REGARDING POULTRY SLAUGHTER

People for the Ethical Treatment of Animals (“PETA”), 501 Front Street, Norfolk, VA 23510, the beneficial owner of 640 shares of our Common Stock, has notified the Corporation that they intend to propose the following resolution and supporting statement:  PETA’s proposed resolution and supporting statement are reproduced verbatim below from PETA’s letter to us dated December 14, 2009.  The Corporation takes no responsibility for the accuracy of PETA’s statements.

Shareholder Resolution Regarding Poultry Slaughter:

RESOLVED, that to advance the company’s financial interests and the welfare of chickens and turkeys killed for its restaurants, shareholders encourage the board to purchase 100 percent of turkey from suppliers that use controlled-atmosphere killing (CAK), a less cruel method of slaughter, by the end of 2010, and to require the company’s chicken suppliers to switch to CAK within five years.

Supporting Statement:

The Steak n Shake Company suppliers’ current slaughter method is cruel and inefficient.  Consider the following:

•
The Steak n Shake Company poultry suppliers use electric immobilization in their slaughterhouses.  This involves shackling live birds, shocking them with electrified water in a “stun” bath, cutting their throats, and removing their feathers in tanks of scalding-hot water.

•
Birds often suffer broken bones, bruising, and hemorrhaging during the shackling process, which lowers product quality and yield.  They also peck and scratch at each other, which increases carcass contamination.

•	Because the electric current in the “stun” bath is kept too low to effectively render birds unconscious, many have their throats cut while they are still able to feel pain.
•	Birds are often scalded to death in defeathering tanks. When this happens, they often defecate, further decreasing yield and increasing the likelihood of contamination.
•	Frenzied birds flap their wings, kick workers, and vomit and defecate on them, leading to increased worker injuries and illness and poor overall ergonomics.

CAK is better for the birds’ welfare and more efficient.  Consider the following benefits:

•	With CAK, birds who are still in their transport crates are placed in chambers, where their oxygen is replaced with nonpoisonous gasses, putting them “to sleep.”
•
Every published report on CAK and numerous meat-industry scientific advisors-including Drs. Temple Grandin, Mohan Raj, and Ian Duncan-have concluded that it is superior to electric immobilization with regard to animal welfare.

•
Because there is no live shackling or live scalding, product quality and yield are greatly improved and contamination is drastically decreased.  The manager of a CAK turkey plant in Ohio told Poultry USA that since switching to CAK, his company is “starting to quantify the improvements in yield and labor, [and] see the benefits in wings, wing meat, and breast meat.”

•
Because workers never handle live birds, ergonomics improve, injury and illness rates decrease, and the opportunities for workers to abuse live birds are eliminated.  The turnover rate at a Nebraska poultry plan dropped by 75 percent after it installed a CAK system.

The following Steak n Shake Company competitors are moving towards CAK:

•	Burger King, Popeye’s, Wendy’s, Hardee’s, and Carl’s Jr. give purchasing preference or consideration to chicken suppliers that use CAK.
•	KFCs in Canada, Ruby Tuesdays, Quiznos, Kroger, A&P, Harris Teeter, and Winn-Dixie are already sourcing chickens or turkeys killed by CAK.

We [PETA] urge shareholders to support this socially and ethically responsible resolution.

Management’s Response

The Board of Directors recommends a vote AGAINST this proposal put forth by PETA.

The Corporation respects PETA’s position. However, the Corporation, on behalf of its shareholders, is guided by two conditions: (1) what the law mandates, and (2) what customers desire. Working within those parameters, the Board will take action that is in the best interests of its shareholders. The Corporation is concerned with its customers’ wishes, not adhering to its competitors’ actions. The Board will not impose personal views involving shareholders’ money because it is managing the Company on the shareholders’ behalf.

Vote Required

If a quorum of shareholders is present, approval of the PETA proposal will require that more votes are cast in favor of the PETA proposal than are cast against it.

Our Board of Directors recommends that shareholders vote AGAINST the approval of the PETA proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide shareholders with a better understanding of our compensation philosophy, core principles, and decision making process.  It explains the compensation-related actions taken with respect to the executive officers who are identified in the Summary Compensation Table (the “Named Executive Officers”).  Details regarding the compensation we paid to the Named Executive Officers for fiscal 2009 are found in the tables and narrative which follows them.

Compensation Philosophy

Introduction

Since 2008 the Corporation has changed in several respects, including the way we view and structure executive compensation.  Currently, our executive compensation consists exclusively of a salary and a cash bonus.  In 2009, our restructuring into a diversified holding company effected further change in our compensation system.  For example, at the end of fiscal 2009, our executive officers consisted of only our Chief Executive Officer, Sardar Biglari, and our Interim Chief Financial Officer, Duane Geiger.

To assist shareholders in fully understanding the information in this proxy statement — which covers compensation paid to executives (and former executives) during the fiscal years prior to 2009 — we have included an overview of our current and future compensation structure and a brief discussion of prior management’s past compensation philosophy, from which we have departed significantly.

The Governance, Compensation, and Nominating Committee

Our program for compensation of executive officers differs from those of most public companies.  The Governance, Compensation, and Nominating Committee of our Board of Directors was created in fiscal 2010.  This Committee determines the amounts and elements of compensation for Mr. Biglari, who does not have an employment agreement, subject to the terms of the Incentive Agreement.  The Committee’s functions include oversight of our compensation policies in general, which are more completely described in the Committee’s charter and is available at www.biglariholdings.com.  Under the Committee’s compensation tenets, the Corporation does not grant stock options to executive officers.

 The Committee has delegated to Mr. Biglari the responsibility of establishing the compensation of other executive officers of the Corporation.  Factors Mr. Biglari considers in setting the salary of these officers, including the Chief Financial Officer, are typically subjective, such as his perception of the merits of the executive's performance and any changes in that executive’s functional responsibilities.  Mr. Biglari will also affix the compensation for the senior executives of the operating businesses of the holding company and its major subsidiaries.  He may utilize different incentive arrangements, with their terms dependent upon such elements as the economic potential or capital intensity of the business.  The incentives could be large and will always be tied to the operating results for which an executive exercises authority.

Compensation of Named Executive Officers—Fiscal Year 2009

The base salary of Mr. Biglari was set at $280,000 in fiscal 2008.  On June 19, 2009, the Compensation Committee of the Board of Directors (prior to being merged with the Governance and Nominating Committee) voted unanimously to increase Mr. Biglari’s salary to $900,000 per year.  Mr. Biglari did not receive any stock or stock option grants.  The Committee also noted that Mr. Biglari, through related entities, had significant economic interests in the Corporation, further aligning his interests with the Corporation’s shareholders.  In determining to increase Mr. Biglari’s salary, the Committee did not use a compensation consultant because the Corporation’s remuneration was far less than that of the peer group.  The Committee relied upon its subjective judgment and considered a variety of factors, including the Corporation’s financial performance.

Salaries for other Named Executive Officers in 2009 were either based upon prior employment agreements or upon the decision of Mr. Biglari.  Bonus payment decisions were made by Mr. Biglari, at his discretion.  In addition, bonus eligibility was predicated on the Corporation’s generating free cash flow.  He also considered subjective factors such as his perception of the executive’s performance and changes in functional responsibility, and operating results over which the executive had authority.  The Compensation Committee was apprised of the final bonus determinations by Mr. Biglari, of which it approved.

The stock and stock option grants to Dennis Roberts on September 28, 2008, occurred in connection with his initial hiring and came about before the decision in February 2009 that executive compensation would consist exclusively of a salary and cash bonus.

Compensation—Fiscal 2008

All decisions relating to the compensation of the Named Executive Officers were made by the Compensation Committee in executive session, without management present.  In assessing the compensation of the Chief Executive Officer, the Compensation Committee made a qualitative assessment of the Company’s performance, his contribution to that performance, his expected performance in the future, and other factors (including experience, historical compensation and the relationship of his compensation to that of other executives in the Corporation).  In evaluating the performance of other executive officers, the Compensation Committee considered the evaluations provided by the Chief Executive Officer, the Corporation’s performance, individual performance, department performance and other criteria that the Committee believed to be indicative of performance.

As a general matter, over 50% of targeted annual compensation to executive officers took the form of performance-dependent, incentive cash and equity programs.  We believed that putting a significant portion of compensation at risk provided an incentive to perform at the highest level and more closely aligned the executive’s perspective with that of our shareholders.

As part of making any compensation decision, the Compensation Committee reviewed market compensation levels for executive officers at other restaurant companies (for positions that are unique to our industry) or similarly-sized companies (for other positions) to determine whether the compensation components for our executive officers remain in the targeted ranges described in the following paragraph.  With the assistance of our Human Resources department and a third party compensation consultant, management collected and presented compensation data for our executive officers, including the Named Executive Officers.  Information regarding the restaurant industry was obtained from the Chain Restaurant Compensation Association and the Committee’s consultant.  Information regarding the compensation for executives at similarly-sized companies was obtained from the Committee’s consultant and from published compensation surveys.  The compensation surveys provided data on pay practices for executive positions at companies with similar revenue size, although they did not provide names of the reported companies.  The compensation assessment that was presented to the Compensation Committee included an evaluation of base salary, target annual incentive opportunities, long-term incentive grant values, and benefits for each executive officer relative to similar positions in the market.

The Compensation Committee affixed total targeted compensation for executives who held positions unique to the restaurant industry (such as EVP of Operations) between the 50th and 75th percentiles of a set of restaurant companies of similar size.  For other executive positions, where both restaurant and general industry pay levels are relevant for staffing and retention (such as Chief Financial Officer), the Compensation Committee set targeted total compensation between the 50th and 75th percentiles of comparable restaurant companies and the 50th percentile of non-restaurant companies of a similar revenue size.  The Committee may have varied from these percentiles based on such factors as historic compensation, individual skills, experience, contribution and performance, internal equity, retention concerns and other factors relevant to the individual executive.  In addition, actual compensation (e.g., amounts earned and paid each year) may have been higher or lower than targeted total compensation based on our performance or the assessment of the executive’s performance.

In setting base salaries for fiscal 2008, the Compensation Committee considered the following factors:

•	Internal analysis. This is the relative pay difference for different job levels within the Corporation.

•
Individual performance.  Increases to base salaries resulted from individual performance assessments as well as an evaluation of the market and the mix among various components of compensation.  In setting Mr. Biglari’s salary, the Committee considered his recent involvement with the Corporation and his significant equity stake in the Corporation.  In fiscal 2008 Mr. Biglari’s base salary was below the 50th percentile for chief executive officers of similarly sized companies in the restaurant industry and generally based on information available to the Committee.  The Compensation Committee also reviewed the performance of the other Named Executive Officers.  The Committee believed that equity compensation would provide an appropriate incentive to these executives to improve our performance and reward them for success in their roles.  A discussion of the mix between the two components of equity compensation is in the “Long-Term Incentives” section below.

•
Market data.  While the Compensation Committee used industry and general market data to test for the reasonableness and competitiveness of base salaries, Committee members exercise subjective judgment within the ranges in this data in view of our compensation objectives and individual performance and circumstances.

For fiscal 2008 the Compensation Committee intentionally allocated a greater portion of targeted total compensation to the performance-dependent elements.  One way in which it did this was to set what it believed to be aggressive, but reachable, targets for fiscal 2008 under our Incentive Bonus Plan.  The Compensation Committee established a target incentive opportunity for each participant, expressed as a percent of base salary.  The Named Executive Officers had target bonus opportunities set at 30% - 70% of their base salaries.  Mr. Biglari did not participate in the Corporation’s Incentive Bonus Plan in fiscal 2008.

To arrive at a payout number under the Incentive Bonus Plan, the target bonus opportunity for each participant was multiplied by a formula based on our performance as determined by targets for objective performance and measures and individual performance goals.  In fiscal 2008 the corporate performance measures were growth in earnings before interest and taxes (“EBIT”) and same store sales over the prior year.  Individual performance was based on the successful completion of defined projects during the fiscal year.  The individual performance modifier may have resulted in further modification of the payout, since any upward adjustment for one participant must be offset by downward adjustments for others.  The formula used to compute bonus payouts is set forth below:

Target Bonus Amount	X	Corporate Performance Modifier (0% - 250%)	X	Individual Performance Modifier (75% -125%)

After the end of the fiscal year, the Compensation Committee evaluates the Corporation’s performance against the specific targets set at the beginning of the year and modifies the bonus payout to 0% to 250% of the target.  For fiscal 2008, the targets for growth in EBIT and same store sales were as follows:

Factors	Threshold(0%)	Target(100%)	Maximum(250%)
Same Store Sales	-3.5%	-2.0%	0.0%
EBIT	$28.9M	$29.6M	$31.1M

In fiscal 2008, we did not achieve the targets at the threshold level for either the same store sales or EBIT performance measures.  Consequently, we made no payments under the Incentive Bonus Plan to any participant in fiscal 2008.

Equity-based incentives were a significant element of total executive officer compensation.  These equity-based incentives consisted of stock options and restricted stock.

The size of stock option grants for executive officers was based primarily on the target dollar value of the award, translated into a number of option shares based on the estimated economic value of the award, as calculated by the Black-Scholes option pricing formula.  As a result, the number of shares underlying stock option awards has typically varied from year to year, as it was dependent on the price of our stock.  Subject to limits imposed by Section 422 of the Internal Revenue Code, options granted to all employees were incentive stock options.

In April 2008, the Compensation Committee approved annual grants of stock options to each of the Named Executive Officers (except to Mr. Biglari).  These options had an exercise price equal to the market value of our stock on the date of grant.  They were granted under the 2008 Equity Incentive Plan, which was approved by our shareholders in March 2008.  These options vest over four years, at a rate of 25% per year, beginning on the first anniversary of the grant.  They expire ten years from the date of grant.  See “Grants of Plan-Based Awards.”

We do not backdate options or grant options or other equity awards retroactively.  In addition, we do not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information.  In general, equity-based incentive awards were made during the Board meeting held in conjunction with the annual meeting, with mid-year grants limited to newly hired or promoted employees.

Restricted stock awards provide the recipient with shares of our stock, which the recipient may vote and for which he may receive dividends during the vesting period.  The recipient may not transfer or assign the restricted shares for a period after the date of grant, however, and if the recipient ceases to be our employee for any reason other than death, disability or retirement during that period the shares will be forfeited.  The restriction on transfer is generally three (3) years, although some new hires have received shares with a shorter period of restriction.  If the recipient ceases being our employee during the vesting period as a result of retirement, death or disability then the recipient (or his/her estate) will receive a pro rata amount of shares reflective of the percent of the vesting period during which the recipient was employed.

Perquisites

In fiscal 2009, perquisites provided to executive officers were dramatically reduced, and are limited to  (i) amounts we pay to group life insurance premiums for coverage in excess of $50,000, (ii) personal use of a company car, and (iii) business-related travel expenses deemed commuting.  During 2009 the company car program was discontinued.  Leases on company cars were allowed to expire and in place of a vehicle certain executives received cash stipends of $500 per month.  See footnote (c) to the Summary Compensation Table below for the perquisites provided to each Named Executive Officer in fiscal 2009.

In fiscal 2008 we also provided a medical reimbursement plan which provided officers with up to $3,500 in reimbursement for otherwise unreimbursed medical costs each year, and a company non-discretionary matching contribution of 50% of up to 6% of the officer’s compensation contributed into the 401(k) Plan and deferred into the Deferred Compensation Plan.  The medical reimbursement plan was discontinued in fiscal 2009.

Other Benefits

Our executive officers also receive the benefits provided to all employees, subject to satisfying the requirements for participation.  These benefits include: participation in the 401(k) Plan, life insurance equal to their annual salary, group medical & dental plans, short- and long-term disability insurance, and a lunch discount of 40% at Steak n Shake restaurants on work days.  The executive officers are also entitled to participate in the Corporation's Deferred Compensation Plan, a plan which is only open to those who are “highly compensated” under IRS regulations.

Employment Agreements, Severance, and Change-in-Control Arrangements

Current Structure

Mr. Biglari does not have an employment agreement with the Corporation.  On January 26, 2010, the Corporation and Mr. Geiger terminated any prior agreement concerning employment, severance, or change in control.  Instead the Corporation and Mr. Geiger entered into a new, simpler agreement.  The new contractual obligation stipulates that, only in the event Mr. Biglari ceases to be Chairman and Chief Executive Officer of the Corporation, shall Mr. Geiger have the option of terminating his employment with the Corporation and receiving a lump sum severance payment equal to one year of his then current base compensation.  The new accord, unlike the prior one, does not contemplate or contractually bind the Corporation to severance payment in the event of termination without cause.

Employment Agreements - 2009

During fiscal 2009, we had employment agreements with two of the Named Executive Officers, Messrs. Geiger and Janjua, both of which were entered into in fiscal year 2008.  Only Mr. Geiger was still employed as an executive officer at the end of fiscal year 2009.  Mr. Janjua did not receive any benefits under his agreement upon his departure.  These agreements (the “Employment Agreements”) provide for the payment of benefits in the event the executive’s employment is terminated without cause or in the event he terminates his employment with good reason at any time.  In establishing the benefits to be provided under the Employment Agreements when they were entered into in 2008, the Compensation Committee obtained benchmarking information from its compensation consultant, considered which individuals were vital to retain and evaluated the potential costs and benefits of the Employment Agreements.  The companies to which we benchmarked were chosen based on industry, revenues, and number of employees and included DineEquity, Inc., Bob Evans Farms, Inc., California Pizza Kitchen, Inc., Cracker Barrel Old Country Store, Inc., The Cheesecake Factory Incorporated, CKE Restaurants, Inc., Darden Restaurants, Inc., Domino’s Pizza, Inc., Jack in the Box, Inc., Max and Erma’s, O’Charley’s, Inc., PF Chang’s China Bistro, Inc., Panera Bread Company, Red Robin Gourmet Burgers, Inc., Ruby Tuesday, Inc., Sonic Corp., Starbucks Corp., Yum! Brands, Inc., and Wendy’s/Arby’s Group, Inc.  All of the aforementioned companies were chosen because prior management viewed said firms as direct competition.

The primary terms of the Employment Agreements are provided below:

•
Stay Payment.  If a Change in Control (as defined in the Employment Agreement) had occurred prior to November 7, 2008, the employee would have received a payment in an amount equal to 30% of his base salary.

•
 Termination Following Change in Control.  In the event that employment is terminated within one year of a Change in Control by us without “cause” (as defined in the Employment Agreements) or by the employee for the reasons set forth in Section 4 of the Employment Agreements (“good reason”), he will receive: (a) a lump-sum severance payment equal to one year of his base salary, (b) coverage under the group medical plan for one year, (c) use of his company-provided car for up to 60 days, (d) a lump-sum payment of a pro rata amount of the annual incentive bonus to which he would have been entitled had he been employed through the applicable bonus computation period, and (e) reimbursement of up to $15,000 for outplacement services.

•
Termination Without Cause or Separation with Good Reason.  Should we terminate the employee without cause, or should he decide to separate with good reason at any time then he will receive: (a) his normal gross salary, payable for one year; this amount will be reduced by the amount of the compensation earned in any subsequent employment; (b) a lump-sum payment equal to the pro rata portion of the annual incentive bonus reflective of the number of days in the year the individual was employed; (c) continued use of his company owned automobile for up to 60 days following separation or until provided with an automobile by a subsequent employer; (d) continued participation in any company-provided group medical insurance plan for up to one year, or until provided benefits by a subsequent employer; and (e) up to $15,000 for outplacement services.

•
Executive’s Obligations.  Prior to obtaining any benefits under the Employment Agreements, the employee must waive any claims against us and agree to keep confidential our confidential information and business secrets.  He also must agree not to solicit any of our employees for one year following termination.  We may recover any benefits paid under the Employment Agreements if he breaches any of his obligations under the Employment Agreements.

Mr. Roberts was hired on September 25, 2008, under a written offer letter.  The letter provided for a base salary and annual discretionary cash bonus.  He was also given a one-time grant of 2,500 stock options (as adjusted for the 1-for-20 reverse stock split effective December 18, 2009) which vest at the rate of 20% on each of the first five anniversaries of the grant, and a one-time grant of 843 shares of common stock (as adjusted for the 1-for-20 reverse stock split) that vested over six months from the date of grant.  Both grants were made pursuant to the 2008 Equity Incentive Plan. Mr. Roberts’ arrangement also provided for a severance payment equal to six months of his then current salary in the event his employment is terminated by the Corporation for any reason not constituting “just cause” under Indiana law.

Effect of a Change in Control, Death, Disability or Retirement on Equity Grants - 2009

In the event of the death of an option recipient, then his/her estate may exercise the option in full at any time prior to its expiration.  In the event of an option recipient's retirement, he/she may exercise any vested options within three months from the date of retirement.  Should an option recipient's employment end as a result of a disability, then he/she would be able to exercise the options as if the recipient had remained with the Corporation through (i) cessation of payments under a disability pay plan of the Corporation, (ii) the recipient's death, or (iii) the recipient's 65th birthday.

All prior restricted stock plans, the 2006 Steak n Shake Employee Stock Option Plan and the 2008 Equity Incentive Plan contain provisions that accelerate the vesting of the awards upon a change in control.  Options granted under prior stock option plans may be accelerated upon a change in control at the discretion of the Board of Directors.

The number of unvested shares that would vest on a change in control, and the value of those shares as of the end of the fiscal year, is set forth in the table below entitled “Outstanding Equity Awards at Fiscal Year End” under the column entitled “Number of Shares or Units of Stock that Have Not Vested.”

As discussed under Employment Agreements - Current Structure, the preceding discussion related only to agreements in place during fiscal 2009 and Mr. Geiger's agreement has been superseded by a new severance agreement as of January 26, 2010.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits publicly-held companies from taking a tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and each of the three other most highly compensated executive officers (other than the Chief Financial Officer).  Performance-based compensation remains deductible.  To qualify as performance-based compensation, the program under which it is provided must be approved by shareholders and meet other requirements.   In fiscal 2009 we did not pay compensation that was not deductible under Section 162(m).

Summary Compensation Information

The following table shows the compensation paid to the Company’s Chief Executive Officer, the Interim Chief Financial Officer, and its other executive officers.  (Mr. Roberts is no longer considered an executive officer of the parent company.  Mr. Janjua and Mr. Murrill were not employed by the Corporation or its subsidiaries at the end of fiscal 2009.)

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)a	Option Awards ($)b	All Other Compensationc	Total
Sardar Biglari, Chairman and	2009	$467,231	$-	$-	$-	$48,214	$515,445
Chief Executive Officer	2008	$30,105	$-	$-	$-	$14,535	$44,640

Duane Geiger,	2009	$194,712	$90,000	$62,957	$43,218	$8,185	$399,072
Interim Chief	2008	$187,500	$-	$64,762	$65,528	$15,992	$333,782
Financial Officer, Vice President, Controller	2007	$185,596	$-	$74,426	$48,910	$15,455	$324,387

Dennis Roberts, Senior Vice President, Operations Excellence – Steak n Shake Operations, Inc.	2009	$212,423	$-	$150,000	$138,748	$10,267	$511,438

Omar Janjua, Former Executive Vice President, Chief Operating Officer	2009	$305,769	$-	$(124,177)	$41,742	$7,173	$230,507
(resigned August 2009)	2008	$300,000	$-	$100,374	$49,769	$50,836	$500,979

Tom Murrill, Former Senior Vice President, Human Resources	2009	$18,000	$-	$-	$-	$269,006	$287,006
(resigned September 2008)	2008	$260,000	$-	$-	$92,379	$7,086	$359,465

a
Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to stock awards in fiscal 2009, excluding the impact of estimated forfeitures for service-based vesting conditions, as follows:

Name	Date of Grant	No. of Shares	Fiscal 2009 Expense

Mr. Geiger	2/8/06	220	$9,855
	2/6/07	230	27,171
	4/12/08	520	25,931
Total			$62,957

Mr. Roberts	9/28/08	843	$150,000

Mr. Janjua	6/13/07	770	$(101,162)
	4/12/08	1000	(23,015)
Total			$(124,177)

Negative numbers reflect the benefit the Corporation realized when these grants were forfeited upon the officer's departure from the Corporation during fiscal 2009.  See Note 15 of Notes to Consolidated Financial Statements included in Part II,  Item 8 of our Form 10-K  for a description of the assumptions made in the valuation.  The actual value realized by the Named Executive Officer with respect to stock awards will depend on the market value of our stock on the date the restricted stock vests, as well as the date on which the stock is subsequently sold.

b.
Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to stock option awards in fiscal 2009, excluding the impact of estimated forfeitures for service-based vesting conditions, as follows:

Name	Date of Grant	No. of Shares Underlying Options	Fiscal 2009 Expense

Mr. Geiger	9/14/05	200	$1,186
	2/8/06	375	12,255
	9/29/06	201	—
	2/6/07	365	12,639
	5/11/07	349	—
	4/12/08	820	17,138
Total			$43,218

Mr. Roberts	9/28/08	2,500	$138,748

Mr. Janjua	6/13/07	1200	$24,074
	4/12/08	1585	17,668
Total			$41,742

Negative numbers reflect the benefit the Corporation realized when these grants were forfeited upon the officer's departure from the Corporation during fiscal 2009.  See Note 15 of Notes to Consolidated Financial Statements included in Part II,  Item 8 of our Form 10-K  for a description of the assumptions made in the valuation.  The actual value realized by the Named Executive Officer with respect to option awards will depend on the difference between the market value of our stock on the date the option is exercised and the exercise price.  The information provided in the table reflects the 1-for-20 reverse stock split effective as of the end of business December 18, 2009.

c.	The type and amount of the components of the figures in the “All Other Compensation” column above for fiscal year 2009 are as follows:

	Mr. Biglari	Mr. Geiger	Mr. Roberts	Mr. Janjua	Mr. Murrill
401(k) matching contributions	$—	$—	$—	$—	$—
Nonqualified Deferred Compensation Plan matching contributions	$—	$361	$—	$—	$—
Excess life insurance	$232	$258	$1,267	$664	$42
Automobile expenses – personal use *	$—	$6,967	$9,000	$5,910	$3,256
Executive Medical Reimbursement Plan	$—	$599	$—	$599	$—
Severance Payments	$—	$—	$—	$—	$265,708
Travel expenses *	$47,982	$—	$—	$—	$—

* Pursuant to the Securities and Exchange Commission’s (the “SEC”) requirements we are required to disclose our method for determining the aggregate incremental cost of these items.  These amounts reflect our actual costs.

Plan-Based Award Grants

The following table sets forth specific information regarding the awards made under our equity and non-equity incentive plans in fiscal 2009.  All information provided in the table is adjusted for the 1-for-20 reverse stock split effective December 18, 2009.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Unitsa	All Other Option Awards: Number of Securities Underlying Options (#)b	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)c
Dennis Roberts	9/28/08	843	2,500	$200.00	$288,749

a.	Represents restricted stock that vested six months after the date of grant.

b.	These options vest and become exercisable over five years, at a rate of 20% per year, beginning on the first anniversary of the date of grant.

c.
Amounts represent the grant date fair value of stock options and restricted stock granted to Mr. Roberts in fiscal 2009.  For a discussion of the assumptions made in the valuation, see Note 15 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Form 10-K for fiscal 2009 filed on December 14, 2009.

Outstanding Equity Awards

The following table sets forth certain information about outstanding option and stock awards held by the Named Executive Officers as of the end of fiscal 2009.  The information provided in this table reflects the 1-for-20 reverse stock split effective as of the end of business December 18, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards						Stock Awards
	Unexercised Options						Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)a	Market Value of Shares or Units of Stock that Have Not Vested ($)b
Mr. Biglari	N/A

Mr. Geiger	200	d			345.00	9/14/10
	201	e			343.40	9/29/11
	349	e			324.40	5/11/12
	281	c	94		349.40	2/8/16
	183	c	182		354.40	2/6/17
	205		615	c	149.60	4/12/18
							230	$54,142
							520	$122,408

Mr. Roberts	500		2,000		200.00	9/28/18

a.
All restricted stock grants have a three year cliff-vesting period.  Those granted prior to April 2008 were granted with an equal amount of book units.  See "Compensation Discussion and Analysis — Components of Total Compensation — Long-Term Incentives — Restricted Stock" for additional information regarding these shares.

b.
Market value is computed based on a price of $235.40, which was the closing price of our common stock on the last day of fiscal 2009 adjusted for the 1-for-20 reverse split effective end of business December 18, 2009.

c.	These options vest at a rate of 25% per year beginning on the first anniversary of the date of grant and expire ten years from the date of grant; they do not contain a reload feature.

d.	These options vest at a rate of 20% per year beginning on the date of grant and expire five years from the date of grant; they also contain a reload feature.

e.
These are "reload" options which were granted pursuant to the 1997 Employee Stock Option Plan.  Reload options are granted in an amount equal to the number of shares used to pay the exercise price on the underlying stock options.  They are vested immediately and expire five years from date of grant.  Beginning in February 2006 we ceased issuing options with a reload feature.

Award Exercise and Vesting

The following table sets forth the number of options exercised in fiscal 2009, along with the value received as a result of the exercise.  It also shows the number of shares of restricted stock that vested during the year, with concurrent vesting of book units, and the resulting value realized by the Named Executive Officer.  The information provided in this table reflects the 1-for-20 reverse stock split effective as of the end of business December 18, 2009.

OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vestinga
Mr. Geiger	220	$31,240
Mr. Roberts	843	$127,560

a.
Mr. Geiger had stock vest on February 8, 2009.  Mr. Roberts had stock vest March 29,2009.  The amount in this column includes the value of the restricted stock on the date of vesting, based on the closing price of our common stock on the date of vesting, or immediately prior thereto if the vesting date was not a trading day ($135.40 for the February 8, 2009 vesting as adjusted for the 1-for-20 reverse split), and the value of book units which vested in conjunction with the shares of restricted stock.  The book units associated with the February 8, 2009 vesting were $0.33.  The March 29, 2009 vesting price was $151.20 as adjusted for the 1-for-20 reverse stock split and did not have book units associated with it.  Mr. Roberts’ grant contained what would be fractional shares had the 1-for-20 reverse split occurred prior to its vesting.

Retirement Benefits

We maintain two plans that provide retirement income to all eligible employees, including the Named Executive Officers:

401(k) Plan

The Steak n Shake Company 401(k) Savings Plan (the “Plan”) is a defined contribution plan covering substantially all employees, including the Named Executive Officers, after they have attained age 21 and completed six months of service and allows employees to defer up to 20% of their salaries.  The Corporation made non-discretionary matching contributions through October 14, 2008.  The matching contributions during fiscal years 2008 and 2007 were equal to 50% of participants’ pretax contributions and subject to a maximum of 6% of participants’ eligible compensation contributed to the Plan.  During October 2008, the Plan was amended to eliminate the non-discretionary contributions and allow for discretionary matching contributions.  No discretionary matching contributions were made in fiscal year 2009.  However, subsequent to year end, discretionary matching contributions have been resumed in fiscal year 2010.  Going forward, discretionary contributions will be based on the profitability of the Corporation and subject to quarterly revision.  The Named Executive Officers and other “highly compensated employees” (as that term is defined by IRS regulations) are limited to contributing 1% of their cash compensation to the 401(k) Plan.

Nonqualified Deferred Compensation Plan

The Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”) is available to all highly compensated employees, including the Named Executive Officers.  Investment options offered under the Deferred Compensation Plan are identical to those offered in the 401(k) Plan.  Before a participant may make contributions under the Deferred Compensation Plan, the participant must first contribute 1% of their earnings to the 401(k) Plan.  Until November 2008 we matched participant contributions in the amount of 50% of the aggregate deferrals into both plans, up to 6% of the participant’s cash compensation.  Matching contributions were suspended in November 2008 until such time as the Corporation becomes profitable again.  Total deferrals under both the Deferred Compensation Plan and 401(k) Plan are limited to 20% of the aggregate of a participant’s salary and annual incentive bonus, which means that as a result of the 1% of compensation deferred to the 401(k) Plan, the most a participant may defer to the Deferred Compensation Plan is 19% of their total cash compensation.  Matching contributions under the Deferred Compensation Plan vest over the first six years of employment, at a rate of 20% per year beginning on the second anniversary of employment.  A participant’s account balance will be distributed at a time directed by the participant.  Participants may elect that distributions be made in a lump sum or in equal annual installments over a period of up to ten (10) years.  Withdrawals from the Deferred Compensation Plan are limited to the withdrawal of participant contributions in cases of financial hardship.

The following table describes the contributions, earnings, and balance at the end of fiscal 2009 for each of the Named Executive Officers who participated in the Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Yeara	Company Contributions in Last Fiscal Yearb	Aggregate Earnings in Last Fiscal Year	Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-end
Mr. Geiger	$2,524	$361	$(10,513)	$41,266	$—

a.	The amounts in this column are also included in the Summary Compensation Table in the “Salary” column.

b.	The amounts in this column are also included in the Summary Compensation Table in the “All Other Compensation” column.

Potential Payments Upon Termination of Employment

As discussed above in “Compensation Discussion and Analysis – Employment Agreements, Severance and Change-in-Control Arrangements– Effect of a Change in Control, Death, Disability or Retirement on Equity Grants,” some of our equity awards accelerate upon a change in control or upon the retirement, death or disability of the holder.  Also, two of the Named Executive Officers, Mr. Geiger and Mr. Roberts, had an agreement in fiscal 2009 that would have provided him with benefits upon the occurrence of one or more of these events.  The following table sets forth for Mr. Geiger and Mr. Roberts, the aggregate value that he would receive as a result of any of the foregoing events if they had occurred on September 30, 2009.  No amounts would be payable to Mr. Biglari upon his termination.

	Resignation	Death, Disability or Retirement	Terminationa	Change in Controlb	Qualifying Termination Within One Year of a Change in Controlc
Mr. Geiger
Restricted Stocke	—	$176,550	—	$176,550	—
Stock Optionsd	—	—	—	$70,356	—
Stay Paymentf	—	—	—	$58,414	—
Severance Paymentg	—	—	$194,712	—	$194,712
Health Care Coverageh	—	—	$8,500	—	$8,500
Company Cari	—	—	$1,100	—	$1,100
Outplacement Servicesj	—	—	$15,000	—	$15,000
Mr. Roberts
Severance Paymentg			$84,000

a.	Amounts in this column include payments made upon termination by us without cause or by the employee with good reason, but exclude payments made upon or following a change in control.

b.	Amounts in this column reflect payments or acceleration of benefits that would occur upon a change in control without termination of employment.

c.
Amounts in this column are payable only if the employment of the Named Executive Officer is terminated by us without cause or if the Named Executive Officer leaves for good reason within one year following a change in control.

d.
Reflects the excess of the closing price of $235.40 for our stock on the last day of fiscal 2009 (as adjusted for the 1-for-20 reverse stock split), over the exercise price of outstanding options currently vested and any unvested stock options, the vesting of which would accelerate as a result of the Named Executive Officer's termination of employment on September 24, 2008 as a result of the specified termination event, multiplied by the number of shares of our stock underlying the stock options.

e.
Reflects the closing price of $235.40 for our stock on the last day of fiscal 2009 (as adjusted for the 1-for-20 reverse stock split), multiplied by the number of shares of restricted stock that would vest as a result of the Named Executive Officer's termination of employment on September 30, 2009 as a result of the specified termination event, plus the value of accrued book units through September 30, 2009.

f.	Reflects the payment of 30% of the Named Executive Officer's salary immediately upon a change in control.

g.	Amounts represent one year of salary payable to Mr. Geiger and six months payable to Mr. Roberts.

h.	Amounts represent one year of coverage under our group medical plans at the level currently elected by the individual.

i.	Amounts represent the use of the Named Executive Officer's company car for up to 60 days after termination of employment.

j.	Reflects the maximum amount of outplacement services for which the Named Executive Officer may be reimbursed by us.

For a description of the terms of the employment agreements for Mr. Geiger, see “Compensation Discussion and Analysis – Employment Agreements, Severance and Change-in-Control Arrangements – Employment Agreements.”

DIRECTORS’ COMPENSATION

Directors of the Corporation who are employees or spouses of employees do not receive fees for attendance at directors’ meetings.  A director who is not an employee or a spouse of an employee receives an annual cash retainer of $22,000.  The Chairs of the Audit Committee and Governance, Compensation and Nominating Committee receive an annual retainer of $37,000.  In addition, non-employee directors receive cash meeting attendance fees as follows:

•	$3,500 for each in-person Board meeting attended;

•	$1,250 for each committee meeting attended in-person not held in conjunction with a Board meeting;

•	$500 for each committee meeting attended held in conjunction with a Board meeting; and

•	$500 for any meeting (Board or committee) in which the director participated by phone.

From November 2008 to March 2009 we paid all retainers in Company stock.  We have discontinued that practice to minimize equity dilution.  Effective April 1, 2009, all annual retainers have been paid in cash only.

In addition to the foregoing payments, directors may participate in the Nonqualified Deferred Compensation Plan.  There are no matching payments made to directors under the Nonqualified Deferred Compensation Plan and no guaranteed return is offered.  Instead, it provides directors with an opportunity to defer the receipt of retainer and/or meeting fees and obtain them at a later date, together with the gains or losses associated with investments against which they choose to track their accounts.

The following table provides compensation information for the fiscal year ended September 30, 2009 for each non-management member of the Corporation’s Board of Directors, and six former directors who received compensation in fiscal year 2009.

Name	Fees Earned or Paid in Cash	Stock Awardsa	Option Awardsb	All Other Compensationc	Total
Geoffrey Ballotti (resigned in November 2008)	$4,500	$7,331	$(2,722)	$590	$9,699
Philip L. Cooley	$40,420	$5,559	$—	$—	$45,979
Wayne Kelley (resigned in March 2009)	$13,708	$13,484	$248	$590	$28,030
Ruth J. Person	$41,647	$5,559	$14,910	$590	$62,706
William J. Regan, Jr.	$46,669	$4,432	$—	$—	$51,101
J. Fred Risk (did not stand for re-election in 2009)	$18,089	$22,683	$14,910	$590	$56,272
John W. Ryan	$43,646	$8,089	$14,910	$—	$66,645
Steven M. Schmidt (did not stand for re-election in 2009)	$6,610	$22,683	$15,610	$590	$45,493
Edward Wilhelm (did not stand for re-election in 2009)	$13,936	$22,683	$14,039	$590	$51,248
James Williamson, Jr. (resigned in March 2008)	$—	$—	$—	$295	$295

a.
Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to grants of restricted stock under our Non-Employee Restricted Stock Plan in fiscal 2009.  Dr. Cooley received a grant of 50 shares of restricted stock on March 12, 2008, the grant date fair value of which was $8,070. Messrs. Schmidt and Wilhelm received a grant of 50 shares of restricted stock each on February 6, 2007, the grant date fair value of which was $17,840.  Mr. Ballotti received a grant of 50 shares of restricted stock on April 23, 2007, the grant date fair value of which was $16,840.  These are all of the shares of restricted stock held by our directors.  The numbers of shares granted have been adjusted to reflect the 1-for-20 reverse stock split effective as of the end of business December 18, 2009.

b.	Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to grants of stock options in fiscal 2009 as follows:

Fiscal 2009 Expense for Stock Option Grants to Non-Employee Directors
Name	Grant Date	No. of Shares Underlying Option Grant	Fiscal 2009 Expense
Mr. Ballotti	4/20/07	250	$(2,722)
Total			$(2,722)

Mr. Kelley	5/9/99	412	$—
	11/12/03	250	—
	12/1/03	362	—
	11/18/04	250	248
Total			$248

Dr. Person	11/12/03	250	$—
	11/18/04	250	248
	11/8/05	250	7,823
	2/6/07	250	6,839
Total			$14,910

Mr. Risk	11/12/03	250	$—
	11/18/04	250	248
	11/8/05	250	7,823
	2/6/07	250	6,839

Total			$14,910

Dr. Ryan	11/12/03	250	$—
	11/18/04	250	248
	11/8/05	250	7,823
	2/6/07	250	6,839
Total			$14,910

Mr. Schmidt	5/11/05	250	$948
	11/8/05	250	7,823
	2/6/07	250	6,839
Total			$15,610

Mr. Wilhelm	5/9/06	250	$7,200
	2/6/07	250	6,839
Total			$14,039

See Note 15 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our Form 10-K for a description of the assumptions made in the valuation.  The information in the table reflects the 1-for-20 reverse split effective as of the end of business December 18, 2009.

The preceding table sets forth the shares of our stock underlying unexercised stock options held by each of our non-employee directors as of September 30, 2009.  In the aggregate that number is 5,274.  No stock options were awarded to our non-employee directors in fiscal year 2009.

c.
This column includes the medical reimbursement plan, which had a value of up to $3,500 per year, tax gross up for the medical reimbursement plan. The plan was discontinued by the Board during fiscal 2009.

In the past we have compensated our non-employee directors with equity-based awards, the value of which are tied to increases in the value of our common stock.  We have had director stock option plans in place since 1990.  These plans provide for grants of nonqualified stock options to our non-employee directors at a price equal to the fair market value of our common stock on the date of grant.  Options granted prior to November 7, 2005 are exercisable at a rate of 20% on the date of grant and on each anniversary thereof until fully exercisable and expire five years from the date of grant.  Options granted after November 7, 2005 are exercisable at a rate of 25% on the first anniversary of the grant and each year thereafter until fully vested.  Finally, some newly appointed or elected directors received a grant of 50 shares of restricted stock.  Dr. Cooley received such a grant in fiscal 2008.  At his request, Mr. Biglari declined to receive a grant.  These shares have a three year restriction on transfer, and if a recipient ceases serving as a director for any reason other than death, disability or retirement during this period he or she will forfeit the stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2009 the Compensation Committee of our Board of Directors consisted of Philip L. Cooley, Ruth J. Person, John W. Ryan, William J. Regan, Jr., and Steven M. Schmidt.  None of these individuals has at any time been an officer or employee of the Corporation.  During fiscal year 2009, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board of Directors or Compensation Committee served as an executive officer.

GOVERNANCE, COMPENSATION, AND NOMINATING COMMITTEE REPORT

The Governance, Compensation, and Nominating Committee of the Board of Directors is composed of the persons identified below.  We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement on pages 15 to 20.  Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K/A for the fiscal year ended September 3, 2009, and this proxy statement.  Submitted by the members of the Governance, Compensation, and Nominating Committee of the Board of Directors:

John W. Ryan, William J. Regan, Jr., Ruth J. Person, and Philip L. Cooley.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 The following table shows as of September 27, 2010 the number and percentage of outstanding shares of our Common Stock beneficially owned by each person or entity known to be the beneficial owner of more than 5% of our Common Stock:

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Lion Fund, L.P. 175 East Houston Street, Suite 1300 San Antonio, Texas 78205	214,920 (1)	15.0

GAMCO Investors, Inc. One Corporate Center Rye, New York 10580-1435	131,080 (2)	9.1

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746	105,258 (3)	7.3

Blackrock, Inc. 40 East 52nd Street New York, NY 10022	97,842 (4)	6.8

1)
This information was obtained from a Schedule 13D/A filed with the SEC on June 23, 2010  by The Lion Fund, L.P., a Delaware limited partnership (“Lion Fund”), Biglari Capital Corp., a Texas corporation (“BCC”), Western Acquisitions L.P., a Delaware limited partnership (“Western Acquisitions”), Western Investments Inc., a Delaware corporation (“Western Investments”), Western Sizzlin Corp., a Delaware corporation (“WSC”), Sardar Biglari, Philip L. Cooley, The Steak n Shake 401(k) Savings Plan (the “401(k) Plan”) and The Steak n Shake Non-Qualified Savings Plan (the “Non-Qualified Savings Plan”) and the last Form 4 filed with the SEC by certain of the foregoing persons.  By virtue of his relationships with the other reporting persons discussed in the Schedule 13D/A, Mr. Biglari may be deemed to have the sole power to vote and dispose of the shares beneficially owned by the reporting persons, other than the shares held under each of the 401(k) Plan and the Non-Qualified Savings Plan and the shares beneficially owned by Dr. Cooley.  Mr. Biglari has sole power to direct the voting of the shares held under each of the 401(k) Plan and the Non-Qualified Savings Plan.  Mr. Biglari shares with Dr. Cooley the power to vote and dispose of the shares beneficially owned by Dr. Cooley.  Mr. Biglari disclaims beneficial ownership of the shares that he does not directly own.

2)	This information was obtained from a Schedule 13D/A filed with the SEC on June 4, 2010.

3)	This information was obtained from a Schedule 13G filed with the SEC on February 8, 2010.

4)	This information was obtained from a Schedule 13G filed with the SEC on January 29, 2010.

The following table shows the total number of shares of our Common Stock beneficially owned as of September 27, 2010 and the percentage of outstanding shares for (i) each director, (ii) each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers, as a group:

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Sardar Biglari	214,920 (1)	15.0

Philip L. Cooley	4,282 (2)	*

Duane E. Geiger	3,082 (3)	*

Dennis Roberts	251 (4)	*

Omar Janjua	1,906 (5)	*

Thomas Murrill	— (6)	—

Ruth J. Person	793 (7)	*

William J. Regan, Jr.	623 (8)	*

John W. Ryan	1,252 (9)	*

All directors and executive officers as a group (9 persons)	222,827 (10)	15.5
*Less than 1%.

 All information provided in the table reflects the 1-for-20 reverse stock split effective as of the end of business December 18, 2009.

1)
Includes 4,521 shares owned directly by Mr. Biglari, 203,357 shares owned directly by the Lion Fund, 2,386 shares owned directly by Western Acquisitions, 368 shares held under the 401(k) Plan, 6 shares held under the Non-Qualified Savings Plan and 4,282 shares beneficially owned by Dr. Cooley.  See footnote 1 above.

2)	Includes 550 shares by Dr. Cooley’s spouse.

3)	Includes 1,604 shares that may be acquired pursuant to stock options exercisable within 60 days.

4)	This information was taken from the last Form 4 filed with the SEC by Mr. Roberts.

5)	This information was taken from the last Form 4 Mr. Janjua filed with the SEC.

6)	This information was taken from the last Form 4 Mr. Murrill filed with the SEC.

7)	Includes 437 shares that may be acquired pursuant to stock options exercisable within 60 days.

8)	This information was taken from the last Form 4 Mr. Regan, Jr. filed with the SEC. Mr. Regan holds 290 shares in a joint account with his wife.

9)	Includes 437 shares that may be acquired pursuant to stock options exercisable within 60 days.

10)	Includes 874 shares that may be acquired pursuant to stock options exercisable within 60 days.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions.  You can identify these statements from our use of the words “plan,” “forecast,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “is likely,” “will,” and similar expressions.  These forward-looking statements may include, among other things:

•	statements and assumptions relating to financial performance;

•	statements relating to the anticipated effects on results of operations or financial condition of recent or future developments or events;

•	statements relating to our capital raising activities, business and growth strategies; and

•	any other statements, projections or assumptions that are not historical facts.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements.  In addition, our past results of operations do not necessarily indicate our future results.  We discuss these and other uncertainties in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009.  We undertake no obligation to update publicly any of these statements in light of future events.

PROPOSALS BY SHAREHOLDERS

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2011 Annual Meeting must be received by the Corporation by November 8, 2010.  The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the Exchange Act.  It is suggested the proposal be submitted by certified mail – return receipt requested.  The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any matter that will be presented for consideration at the Special Meeting other than as described in this proxy statement.

By order of the Board of Directors

/s/ Sardar Biglari

SARDAR BIGLARI,

Chairman and Chief Executive Officer

San Antonio, Texas
September 29, 2010

Table of Contents

Page

PROPOSAL ONE: APPROVAL OF THE TAX DEDUCTIBILITY WITHIN THE AMENDED AND RESTATED INCENTIVE BONUS AGREEMENT	1

PROPOSAL TWO: SHAREHOLDER PROPOSAL REGARDING POULTRY SLAUGHTER	17

EXECUTIVE COMPENSATION	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	38

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	41

PROPOSALS BY SHAREHOLDERS	41

OTHER MATTERS	42

ANNEX A: AMENDED AND RESTATED INCENTIVE BONUS AGREEMENT SUBMITTED FOR SHAREHOLDER APPROVAL	A-1

i

ANNEX A

AMENDED AND RESTATED INCENTIVE BONUS AGREEMENT

THIS AMENDED AND RESTATED INCENTIVE BONUS AGREEMENT (the “Agreement”), dated as of this 28th day of September, 2010, by and between BIGLARI HOLDINGS INC., an Indiana corporation (“Company”), and SARDAR BIGLARI (“Executive”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into this Incentive Bonus Agreement to define and set forth the terms and conditions of certain compensation to be paid to Executive by Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by Company and Executive as follows:

1.           Employment.  Executive is currently the Chairman and Chief Executive Officer of Company.  The terms and provisions of this Agreement shall apply during the term of employment of Executive with Company and for such periods after such term of employment as provided herein.  Executive’s employment with Company is at-will and nothing contained herein shall be deemed to create any other employment relationship between Company and Executive.

2.           Compensation and Other Benefits.  Subject to the provisions of this Agreement, Company shall pay and provide the following compensation to Executive (together with Executive’s annual base salary, the “Cash Compensation”):

(a)           Incentive Compensation.

                                                (i)           Company shall pay to Executive, determined as of the last day of each fiscal year of Company (including any fiscal year in which any of the events set forth in Section 4(a) occur) (“Incentive Compensation Calculation Date”), incentive compensation equal to the Incentive Compensation Amount (as defined below) as of such Incentive Compensation Calculation Date; provided, however, that no duplicate Incentive Compensation Amount shall be paid to Executive in any fiscal year.  The Incentive Compensation Amount shall be paid to Executive as promptly as practicable after each Incentive Compensation Calculation Date, and in no event later than 75 days thereafter (the “Payment Date”), subject to Section 6(c).  The “Incentive Compensation Amount” means the amount computed (subject to proration with respect to any fiscal year during the term of this Agreement in which any of the events set forth in Section 4(a) occurs, determined based on the date of such event) using the following formula where “x” equals 1.06 (subject to proration for the 2010 fiscal year and any short fiscal year during the term of this Agreement) with respect to which the Incentive Compensation Amount is determined, provided that in no event shall the Incentive Compensation Amount payable to the Executive with respect to any fiscal year exceed $10 million:

(0.25)(New Book Value - ((High Water Mark)(x)))

                                                (ii)           “Book Value” equals the amount of Total Shareholders’ Equity as set forth in the Consolidated Statement of Financial Position of the Company, prepared in accordance with the accounting principles adopted by Company (as set forth in the Company’s Annual Report on Form 10-K for the applicable fiscal year), as of the applicable Incentive Compensation Calculation Date.  Book Value as of the applicable Incentive Compensation Calculation Date shall be determined by reference to the consolidated net income and other comprehensive income of the Company, and appropriate adjustments to such Book Value shall be made for any dividends, shares issuances or buybacks and other factors in accordance with Exhibit A hereto (but Book Value for the next succeeding Incentive Compensation Calculation Date shall not reflect such prior adjustments).  The computations and procedures required to calculate Book Value, including without limitation, any accounting procedures used to implement any adjustments, allocations and other matters, shall be made in such reasonable manner as the Company in good faith shall determine to be appropriate and in accordance with Exhibit A hereto, and shall be subject to the approval of the Governance, Compensation and Nominating Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).

                                                 (iii)           “New Book Value” equals the Book Value as the most recent Incentive Compensation Calculation Date.

                                                (iv)           “High Water Mark” equals the highest Book Value after reduction for the Incentive Compensation Amount then paid, as of any preceding Incentive Compensation Calculation Date (but without giving effect to any adjustments made with respect to such Incentive Compensation Calculation Date).  In the case of the first Incentive Compensation Calculation Date, such High Water Mark shall mean the Book Value as of July 7, 2010.

(b)           New Book Value and the Incentive Compensation Amount with respect to each Incentive Compensation Calculation Date shall be determined by the Chief Financial Officer of Company in accordance with Section 2(a) and shall be subject to the approval of the Committee.  Company shall deliver to Executive, following approval by the Committee and within forty-five (45) days after the applicable Incentive Compensation Calculation Date, a statement (the “Incentive Compensation Statement”) setting forth the New Book Value and Incentive Compensation Amount with respect to such Incentive Compensation Calculation Date and showing its calculations in reasonable detail.  Executive shall have a period of ten (10) days after the date on which the Incentive Compensation Statement is delivered to him (the “Incentive Compensation Review Period”) to review the Incentive Compensation Statement, during which period Executive shall have access to the relevant books and records of Company.  If Executive objects to the calculation of the New Book Value or the Incentive Compensation Amount as set forth on such Incentive Compensation Statement, Executive shall so inform Company in writing (the “Incentive Compensation Objection”) on or before the last day of the Incentive Compensation Review Period, setting forth in reasonable detail the basis of the Incentive Compensation Objection and the adjustments to New Book Value and/or the Incentive Compensation Amount which Executive believes should be made.  In the event that an Incentive Compensation Objection is not delivered to Company on or before the last day of the Incentive Compensation Review Period, Executive shall be deemed to have agreed to the Incentive Compensation Statement.  In the event that an Incentive Compensation Objection is delivered to Company on or before the last day of the Incentive Compensation Review Period, Company, through the Committee, and Executive shall attempt in good faith to reach an agreement with respect to any matters in dispute.  If Company and Executive are unable to resolve all of their differences within five (5) days after delivery of the Incentive Compensation Objection to Company, they shall refer their remaining differences to a nationally recognized independent public accounting firm mutually agreed upon by the Committee and Executive, which may be Company’s independent registered public accounting firm (the “Accountants”).  The Accountants shall, based on those items as to which Company and Executive have agreed and the Accountants’ determination regarding those items in dispute, make a recommendation as to the New Book Value and Incentive Compensation Amount with respect to the applicable Incentive Compensation Calculation Date within fifteen (15) days after submission of the dispute to the Accountants, but in no event later than two (2) business days prior to the Payment Date.  The Accountants’ determination shall be set forth in writing.  Company shall pay the fees of the Accountants in connection therewith.  The Committee shall consider the recommendation of the Accountants, but the Committee’s final determination shall be conclusive and binding upon the parties hereto.

3.           Purchase of Company Stock.  Executive shall use an amount equal to 30% of the amount payable to Executive pursuant to Section 2 hereof (such amounts payable pursuant to Section 2, “Incentive Payments”), without regard to any taxes that may be withheld pursuant to Section 6(c) hereof, to purchase shares of Company’s common stock (the “Shares”).  Executive shall purchase the Shares on the open market within 120 calendar days of receipt of any Incentive Payments, provided that if the Executive is restricted from buying the Shares for at least 90 calendar days of such 120 calendar days pursuant to Company’s insider trading policy, Executive will use his reasonable best efforts to purchase the Shares as promptly thereafter as practicable, subject to any restrictions imposed by Company’s insider trading policy. Executive shall be required to hold the Shares for a minimum of three (3) years from the date of purchase, unless one of the events set forth in Section 4(a) occurs.  Executive shall notify Company upon his purchase of any Shares pursuant to this provision.  The Committee and Executive shall work together in good faith to establish appropriate procedures to implement and monitor compliance with the provisions of this Section 3, which may include, without limitation, placing stop transfer instructions with respect to such Shares or holding such Shares in a custodial account.

4.           Purchase Option.

(a)           If, on or prior to the third anniversary of this Agreement (the “Option Expiration Date”), (i) there is a “Change in Control” (as defined below), (ii) Executive is terminated by Company without “Cause” (as defined below) or (iii) Executive resigns from his employment with Company for “Good Reason” (as defined below), Executive shall have the option, exercisable by written notice to Company given within 30 days after the occurrence of any such event, to purchase Biglari Capital Corp. from Company for a purchase price (the “Purchase Option Price”) equal to the sum of (x) the Adjusted Capital (as defined in the Amended and Restated Agreement of Limited Partnership, dated as of July 1, 2002, of The Lion Fund, L.P., as the same may be amended (the “Partnership Agreement”)) balance, if any, of Biglari Capital Corp., in its capacity as general partner of The Lion Fund, L.P., as of the Purchase Option Closing Date (as defined below), plus (y) the total Incentive Reallocation (as defined in, and calculated in accordance with Section 5.02 of, the Partnership Agreement) for the period from January 1 of the year in which such event occurs through the close of business on the Purchase Option Closing Date (the “Purchase Option”).  If, and to the extent that, Company shall have received distributions from Biglari Capital Corp. in respect of such Adjusted Capital balance or Incentive Reallocation prior to the date of purchase, the amount to be paid to Company pursuant to the immediately preceding sentence is to be reduced by the amount of such prior distributions.  The closing of such purchase shall take place on a date mutually agreeable to Company and Executive, but in no event later than 30 days after Executive’s exercise of the Purchase Option (the “Purchase Option Closing Date”).  On the Purchase Option Closing Date, Company shall deliver the certificate or certificates representing the shares of capital stock of Biglari Capital Corp., duly endorsed in blank for transfer or accompanied by a separate stock power duly executed in blank for transfer, against payment therefor by wire transfer of immediately available funds.  Company shall convey such shares to Executive free and clear of all liens, claims and encumbrances.

(b)           “Change in Control” means (i) the consummation of a merger or consolidation of Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned, directly or indirectly, by persons who were not shareholders of Company immediately prior to such merger, consolidation or other reorganization; (ii) the sale, transfer or other disposition of all or substantially all of Company’s assets; (iii) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of the Board at the beginning of such period or whose election as a member of the Board was previously so approved; (iv) any transaction as a result of which any person, other than Executive or his affiliates, is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Company representing at least 50% of the total voting power represented by Company’s then outstanding voting securities.

(c)           “Cause” means (i) Executive is convicted of a felony involving moral turpitude or (ii) Executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties, resulting, in either case, in material economic harm to Company.

(d)           “Good Reason” means the occurrence of any of the following without Executive’s prior written consent: (i) a material reduction in Executive’s salary unless such reduction is in connection with a company-wide reduction in officers’ salaries; (ii) a material diminution in Executive’s duties, or the assignment to Executive of duties materially inconsistent with his authority, responsibilities and reporting requirements; (iii) the failure of the Board or a committee thereof to nominate Executive for election to the Board, Chairman of the Board and Chief Executive Officer, (iv) Company or the Board requires Executive to relocate his principal place of employment to a location other than San Antonio, Texas unless such relocation is temporary or the result of exigent circumstances; (v) the failure of Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the business or assets of Company not later than the effective date of such transaction; or (vi) a material breach of this Agreement by Company.  In the event that Executive elects to terminate his employment for Good Reason, he shall notify Company in writing of the grounds for such termination within thirty (30) calendar days of the commencement of such condition and Company shall have thirty (30) calendar days from receipt of such notice to cure such condition.

(e)           In the event Executive exercises the Purchase Option, Company shall provide to Executive a good faith estimate of the Purchase Option Price, which estimate shall be prepared as of the close of business on a date that is no more than three (3) business days prior to the Purchase Option Closing Date (the “Estimated Purchase Option Price”).  The purchase price payable on the Purchase Option Closing Date shall be based on the Estimated Purchase Option Price.

(f)           Company shall deliver, or cause to be delivered, to Executive, within twenty (20) days after the Purchase Option Closing Date, a statement (the “Purchase Option Statement”) setting forth the Purchase Option Price and showing its calculations in reasonable detail.  Executive shall have a period of ten (10) days after the date on which the Purchase Option Statement is delivered to him (the “Purchase Option Review Period”) to review the Purchase Option Statement, during which period Executive shall have access to the relevant books and records of Company.  If Executive objects to the calculation of the Purchase Option Price as set forth on such Purchase Option Statement, Executive shall so inform Company in writing (the “Purchase Option Objection”) on or before the last day of the Purchase Option Review Period, setting forth in reasonable detail the basis of the Purchase Option Objection and the adjustments to the Purchase Option Price which Executive believes should be made.  In the event that a Purchase Option Objection is not delivered to Company on or before the last day of the Purchase Option Review Period, Executive shall be deemed to have agreed to the Purchase Option Statement.  In the event that a Purchase Option Objection is delivered to Company on or before the last day of the Purchase Option Review Period, Company and Executive shall attempt in good faith to reach an agreement with respect to any matters in dispute.  If Company and Executive are unable to resolve all of their differences within ten (10) days after delivery of the Purchase Option Objection to Company, they shall refer their remaining differences to the Accountants.  The Accountants shall, based on those items as to which Company and Executive have agreed and the Accountants’ determination regarding those items in dispute, finally determine the Purchase Option Price within twenty (20) days after submission of the dispute to the Accountants.  The Accountants’ determination shall be set forth in writing and shall be conclusive and binding upon the parties hereto, absent manifest error.  Company shall pay the fees of the Accountants in connection therewith.

(g)           The “Final Purchase Option Price” shall be (i) if no Purchase Option Objection is sent to Company prior to the end of the Purchase Option Review Period, the Purchase Option Price set forth on the Purchase Option Statement delivered by Company, (ii) if a Purchase Option Objection is made but finally determined between Company and Executive prior to referring any such dispute to the Accountants, the Purchase Option Price so finally determined; and (iii) if a Purchase Option Objection is sent to the Accountants, the Purchase Option Price finally determined by the Accountants.

(h)           If the Final Purchase Option Price is greater than the Estimated Purchase Option Price, then Executive shall pay the amount of such excess to Company within five (5) business days after the determination of the Final Purchase Option Price.  If the Final Purchase Option Price is less than the Estimated Purchase Option Price, then Company shall pay the amount of such difference to Executive within five (5) business days after the determination of the Final Purchase Option Price.

5.           Severance Payment.

(a)           If the Purchase Option is not exercised by Executive pursuant to Section 4 on or prior to, and expires on, the Option Expiration Date, then, upon the occurrence of any of the events set forth in Section 4(a), Executive will be entitled to receive a payment (the “Severance Payment”) equal to 299% of the average annual Cash Compensation paid to Executive since the date of this Agreement, payable sixty (60) days after the occurrence of such event (the “Severance Payment Date”).  Notwithstanding the foregoing, if all or any portion of the Severance Payment, either alone or together with other payments and benefits which Executive receives or is then entitled to receive from Company or otherwise, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or a similar or successor provision), Company shall reduce such Severance Payment hereunder to the extent necessary so that no portion of the Severance Payment shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision).  In no event shall Executive be entitled to receive more than one Severance Payment hereunder.

(b)           The determination of whether the Severance Payment shall be reduced as provided in Section 5(a) and the amount of any such reduction (the “Severance Payment Reduction”) shall be made by the Chief Financial Officer of Company and shall be subject to the approval of the Committee.  Company shall deliver to Executive, following approval by the Committee and within ten (10) days after the occurrence of any of the events set forth in Section 4(a) entitling Executive to receive the Severance Payment, a statement (the “Severance Payment Statement”) setting forth the Severance Payment Reduction and its determination thereof in reasonable detail.  Executive shall have a period of ten (10) days after the date on which the Severance Payment Statement is delivered to him (the “Severance Payment Review Period”) to review the Severance Payment Statement, during which period Executive shall have access to the relevant books and records of Company.  If Executive objects to the Severance Payment Reduction or the calculation thereof as set forth on such Severance Payment Statement, Executive shall so inform Company in writing (the “Severance Payment Objection”) on or before the last day of the Severance Payment Review Period, setting forth in reasonable detail the basis of the Severance Payment Objection.  In the event that a Severance Payment Objection is not delivered to Company on or before the last day of the Severance Payment Review Period, Executive shall be deemed to have agreed to the Severance Payment Statement.  In the event that a Severance Payment Objection is delivered to Company on or before the last day of the Severance Payment Review Period, Company, through the Committee, and Executive shall attempt in good faith to reach an agreement with respect to any matters in dispute.  If Company and Executive are unable to resolve all of their differences within ten (10) days after delivery of the Severance Payment Objection to Company, they shall refer their remaining differences to the Accountants.  The Accountants shall, based on those items as to which Company and Executive have agreed and the Accountants’ determination regarding those items in dispute, make a recommendation as to the Severance Payment Reduction, if any, within twenty (20) days after submission of the dispute to the Accountants, but in no event later than two (2) business days prior to the Severance Payment Date.  The Accountants’ determination shall be set forth in writing.  Company shall pay the fees of the Accountants in connection therewith.  The Committee shall consider the recommendation of the Accountants, but the Committee’s final determination shall be conclusive and binding upon the parties hereto.

6.           General Provisions.

(a)           Release.  Executive covenants and agrees that he shall not be entitled to the Severance Payment unless Executive unconditionally releases, within sixty (60) days after the date of the event giving rise to payment of the Severance Payment, Company and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of Company or any of its subsidiaries or affiliates.

(b)           Shareholder Vote.  No Incentive Payments under this Agreement shall be made to Executive prior to the approval of this Agreement in a separate vote by a majority vote of Company’s shareholders in accordance with the procedures set forth in Treasury Regulation Section 1.162-27(e)(4).  In the event that shareholder approval is not obtained at the first meeting of shareholders at which approval of this Agreement is submitted for shareholder approval, this Agreement shall terminate immediately and be of no further force or effect.  It is the express intention of the parties that Incentive Payments to be made to Executive constitute “qualified performance based compensation” for purposes of Section 162(m) of the Code.  This Agreement is intended to comply with the requirements of Treasury Regulations Section 1.162-27 and shall be interpreted and administered in accordance therewith.

(c)           Tax Withholding; Section 409A.  All amounts paid to Executive hereunder shall be subject to all applicable federal, state and local wage withholding.  This Agreement is intended to comply with the requirements of Section 409A of the Code (“409A”) and shall in all respects be administered in accordance with 409A.  All payments not otherwise exempt from 409A which are to be made after a termination of employment under this Agreement may only be made after a “separation from service” under 409A.  If upon Executive’s “separation from service” (within the meaning of 409A) from Company, Executive is then a “specified employee” (as defined by and determined in accordance with 409A), then solely to the extent necessary to comply with 409A and avoid the imposition of taxes under 409A, Company shall defer payment of “nonqualified deferred compensation,” subject to 409A, which is payable as a result of and would otherwise be paid within six (6) months following such separation from service, until the earlier of (a) the first business day of the seventh month after Executive’s separation from service, or (b) ten (10) days after Company receives written notice of Executive’s death.  All such delayed payments shall be paid in a lump sum without accrual of interest.  To the extent permissible by law, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment for purposes of 409A.

(d)           Notices.  Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or overnight courier, or facsimile, in any case delivered to the applicable address set forth below:

                                                 (i)           To Company:

Biglari Holdings Inc.
175 East Houston Street, Suite 1300
San Antonio, Texas  78205
Attention:         Chief Financial Officer
                                                                           Chairman of Governance, Compensation and Nominating Committee
Facsimile:          (317) 633-4105

                                                 (ii)           To Executive:

Sardar Biglari
9311 San Pedro Avenue, Suite 1440
San Antonio, Texas  78216
Facsimile:          (210) 344-3411

or to such other persons or other addresses as either party may specify to the other in writing.  Any such notice shall be deemed to have been given upon receipt.

(e)           Representation by Company.  Company represents that (i) the execution of this Agreement and the provisions herein have been duly authorized by Company, including, where necessary, by the Board and the Committee, (ii) the execution, delivery and performance of this Agreement does not violate any law, regulation, order, decree, agreement, plan or corporate governance document of or applicable to Company, and (iii) upon the execution and delivery of this Agreement, it shall be the valid and binding obligation of Company enforceable in accordance with its terms.

(f)           Assignment; Assumption of Agreement.  No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by Executive in respect of any claim, debt, obligation or similar process, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.  This Agreement shall be binding upon and shall inure to the benefit of Company, its successors and assigns.  Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business or assets of Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession or assignment had taken place.  The term “Company” as used herein shall include any such successors and assigns.

(g)           Amendment.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties hereto; provided, however, that no such amendment, modification, waiver or discharge shall be effective without the affirmative vote of a majority of the Shares present and cast on any such proposal at a meeting called for such purpose, if such amendment, modification, waiver or discharge would materially increase the benefits to the Executive hereunder, including, without limitation, any modification or amendment that would reasonably be expected to increase the Incentive Compensation Amount.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h)           Severability.  If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(i)           Governing Law and Arbitration.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, without giving effect to that body of law relating to choice of laws.  Any controversy, dispute or claim between the parties relating to this Agreement shall be resolved by binding arbitration in Indiana, in accordance with the rules of the American Arbitration Association.

(j)           Entire Agreement.  This Agreement contains the entire agreement of Executive, Company and any predecessors or affiliates thereof with respect to the subject matter hereof and all prior agreements, term sheets, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof are superseded hereby.

(k)           Counterparts.  This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

BIGLARI HOLDINGS INC.

By:	/s/ Duane E. Geiger
	Name:	Duane E. Geiger
	Title:	Interim Chief Financial Officer

EXECUTIVE

/s/ Sardar Biglari
Sardar Biglari

EXHIBIT A

Determination of Book Value

•	Book Value is to be determined prior to the calculation of the Incentive Compensation Amount for the applicable period

•	Gains/losses generated from the operations of Company and its subsidiaries are included in Book Value

•	Gains/losses (realized or unrealized) from investments are included in Book Value

•
Accounting adjustments that are required to be made directly to equity or other comprehensive income (except for unrealized investment gain/losses on available for sale securities) may be excluded depending on the nature of the item.  These adjustments include such items as cumulative impact of a change in accounting principle, adjustments for postretirement medical or pension related items as applicable, and cumulative translation adjustments for investments in foreign subsidiaries.  Exclusion of these items would require approval by the Committee.

•
Other unusual or infrequently occurring transactions will be evaluated for inclusion or exclusion in the calculation of Book Value by the Committee.  General principles, subject to final approval by the Committee, include the following:

		Include in Book Value Calculation	Exclude from Book Value Calculation
Items Generally Considered to be of an Ordinary Course Operating Nature:
•	Impairments of fixed assets	X
•	Impairment of goodwill or other intangible assets	X
•	Gain/loss on sale or disposal of assets	X
•	Casualty losses or gains from insurance proceeds (tangible assets or business interruption)	X
•	Restructuring charges	X
•	Gain/loss on discontinued operations	X
•	Gain/loss on extinguishment of debt	X
•	Settlement of a lawsuit arising out of a fact, event or condition existing or occurring subsequent to Executive’s appointment as CEO	X
•	Settlement of a lawsuit arising out of a fact, event or condition existing or occurring prior to Executive’s appointment as CEO		X

Include in Book Value Calculation	Exclude from Book Value Calculation
Items Resulting from Application or Interpretation of Accounting Standards:
•	Cumulative effect of an adoption of a mandatory accounting standard (e.g. FIN 48, FAS 123R)		X
•	Gain on bargain purchase resulting from the application of SFAS 141(R) to a business combination		X
•	Impact of a discretionary change in accounting policy	X
•	Stock compensation related matters and impact of employee/board exercise/vesting of stock options and restricted shares	X
•	Adjustments to Other Comprehensive Income for items such as:
o Minimum pension liability adjustments			X
o Foreign currency translation adjustments			X
o Unrealized and realized gains/losses on the mark to market of certain investments and derivatives classified as hedges		X

•	Any adjustments made to Book Value as of an Incentive Compensation Calculation Date shall not be carried forward in determining Book Value as of any succeeding Incentive Compensation Calculation Date.

BIGLARI HOLDINGS INC. 175 EAST HOUSTON STREET SUITE 1300 SAN ANTONIO, TX 78205
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1	1 of 2

NAME
THE COMPANY NAME INC. - COMMON
THE COMPANY NAME INC. - CLASS A
THE COMPANY NAME INC. - CLASS B
THE COMPANY NAME INC. - CLASS C
THE COMPANY NAME INC. - CLASS D
THE COMPANY NAME INC. - CLASS E
THE COMPANY NAME INC. - CLASS F
THE COMPANY NAME INC. - 401 K

CONTROL # →    000000000000

SHARES                123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345
123,456,789,012.12345

Page                       1           of           2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: x

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:

1. To approve, for purposes of Section 162(m) of the Internal Revenue Code of 1986, the Amended and Restated Incentive Bonus Agreement with the intent of preserving the tax deductibility to the Corporation of the compensation payable thereunder.
For Against Abstain ☐ ☐ ☐

The Board of Directors recommends you vote AGAINST the following proposal:
2. To approve one People for Ethical Treatment of Animals (PETA) shareholder proposal, if properly presented at the Special Meeting.				For Against Abstain ☐ ☐ ☐

The Board of Directors recommends you vote FOR the following proposal:
Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

BIGLARI HOLDINGS INC.

You should present this admission ticket in order to gain admittance to the special meeting of the shareholders of Biglari Holdings Inc. (the “Special Meeting”) to be held at Plaza Club San Antonio, 100 W. Houston, Suite 2100, San Antonio, Texas 78205, on November 5, 2010, at 3:30 p.m., CDT, or at any adjournment or postponement thereof.  This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, legal proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.biglariholdings.com/specialmeeting.

SPECIAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned appoints Sardar Biglari and Philip L. Cooley and each of them, the proxies of the undersigned with full power of substitution, to vote all shares of common stock of Biglari Holdings Inc. (the “Corporation”), which the undersigned is entitled to vote at the special meeting of the shareholders of the Corporation (the “Special Meeting”) to be held at Plaza Club San Antonio, 100 W. Houston, Suite 2100, San Antonio, Texas 78205, on November 5, 2010, at 3:30 p.m., CDT, or at any adjournment or postponement thereof, as indicated on the reverse side on Proposals 1 and 2 and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND AGAINST PROPOSAL 2.

Your vote is important. If you do not expect to attend the Special Meeting or if you plan to attend but wish to vote by proxy, please sign, date and mail this proxy. A return envelope is provided for this purpose.

Continued and to be signed on reverse side